UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spectra Energy
Proxy Statement and Notice of 2014 Annual Meeting of Shareholders
April 15, 2014
Houston, Texas

Notice of Annual Meeting

of Shareholders

Where: Spectra Energy Headquarters 5400 Westheimer Court Houston, Texas 77056 When: Tuesday, April 15, 2014 at 10:00 a.m. Central Time

At our Annual Meeting, shareholders will:

„      Vote on the election of all of our directors for the

        coming year

„      Vote to approve the appointment of Deloitte &

        Touche LLP as our independent registered public

        accounting firm for fiscal year 2014

„      Vote on an advisory resolution to approve our

        executive compensation

„      Vote on the two shareholder proposals described in

        this proxy statement, if presented at the meeting

„      Transact other business that may properly come

        before the meeting

You are entitled to vote if you were a shareholder of record at the close of business on February 18, 2014. Even if you plan to attend the Annual Meeting, we ask that you cast your vote as soon as possible. You may vote by internet or telephone, or by completing and mailing your proxy card. If you attend the Annual Meeting and wish to change your vote at that time, you will be able to withdraw any previously submitted proxy and vote in person.

By Order of the Board of Directors

Patricia M. Rice

Vice President and Secretary

March 6, 2014

Houston, Texas

For specific voting information, see “Annual Meeting Information” beginning on page 3 of this proxy statement.

Each shareholder’s vote is important. Please complete, sign, date and return your proxy, or submit your vote by telephone or Internet. On page 5, you will find the weblink and the toll-free telephone number we have set up for shareholder voting.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 15, 2014. The proxy statement, our 2013 Annual Report to Shareholders and our 2013 Annual Report on Form 10-K are available at www.proxyvote.com.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT

April 15, 2014

10:00 a.m.,

Central Time

Spectra Energy

Headquarters

5400

Westheimer Court,

Houston,

Texas 77056

Proxy Summary

In this summary, we highlight certain information you will find in this proxy statement. Please review the entire proxy statement carefully before casting your vote. Distribution of this proxy statement and form of proxy to shareholders was scheduled to begin on March 6, 2014.

SPECTRA ENERGY 2014 ANNUAL MEETING

OF SHAREHOLDERS

Who May Vote:  You are entitled to vote if you held Spectra Energy shares as of the record date for this meeting, which was February 18, 2014.

Admission to the Meeting:  Spectra Energy shareholders as of the record date are entitled to attend the Annual Meeting. In accordance with our security procedures, you must present picture identification. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares as of February 18, 2014.

Meeting Webcast:  If you cannot attend in person, we invite you to access a live webcast of the meeting via the Investors Section of Spectra Energy’s website. You may also listen in by conference call at 888-252-3715 (United States or Canada) or 706-634-8942 (international callers). The conference code is 6697521. Please call 5 to 10 minutes prior to the scheduled start time.

VOTING RECOMMENDATIONS

Proposal Number	Subject of Proposal	Recommended Vote	For details see pages starting on
1	Election of directors for the coming year	FOR the proposal	8
2	Approval of the Board’s selection of independent auditor	FOR the proposal	25
3	Non-binding approval of executive compensation	FOR the proposal	27
4	Shareholder proposal – political contributions	AGAINST the proposal	56
5	Shareholder proposal – methane emissions target	AGAINST the proposal	58

Your vote is important, so please cast your vote as soon as possible by:

Internet at www.proxyvote.com	Toll-free call from the U.S. or Canada at 1-800-690-6903	Mailing your signed proxy or voting instruction form

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      1

PROXY SUMMARY

Board Nominees

Proposal Number	Name	Principal Occupation	Year Joined Board	Committee Service
1a	Gregory L. Ebel	President and Chief Executive Officer, Spectra Energy (since 2009)	2008
1b	Austin A. Adams	Retired Executive Vice President and Chief Information Officer, JPMorgan Chase & Co	2007	■ Audit ■ Corporate Governance
1c	Joseph Alvarado	Chairman, President and Chief Executive Officer, Commercial Metals Company	2011	■ Compensation ■ Finance and Risk Management
1d	Pamela L. Carter	President, Cummins Distribution Business	2007	■ Compensation ■ Corporate Governance (Chair)
1e	Clarence P. Cazalot Jr.	Retired Chairman, President and Chief Executive Officer, Marathon Oil Corporation	2013	■ Finance and Risk Management
1f	F. Anthony Comper	Retired President and Chief Executive Officer, BMO Financial Group	2007	■ Compensation ■ Finance and Risk Management
1g	Peter B. Hamilton	Retired Senior Vice President and Chief Financial Officer, Brunswick Corporation	2007	■ Audit (Chair) ■ Corporate Governance
1h	Michael McShane	Former Chairman, President and Chief Executive Officer, Grant Prideco, Inc.	2008	■ Audit ■ Finance and Risk Management (Chair)
1i	Michael G. Morris	Retired Chairman, President and Chief Executive Officer, American Electric Power	2013	■ Compensation ■ Finance and Risk Management
1j	Michael E.J. Phelps	Chairman, Dornoch Capital Inc.	2006	■ Compensation (Chair) ■ Finance and Risk Management

Highlights

„	Increased quarterly dividends.

„	Placed $6 billion of expansion capital into service.

„	Secured $7 billion of new growth projects.

„	New growth platform launched with acquisition of Express-Platte Pipeline.

„	Completed major dropdown of assets into our master limited partnership.

Performance Overview

2       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Annual Meeting Information

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “Company” or “Spectra Energy” are to Spectra Energy Corp

ABOUT THIS PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2014 Annual Meeting of Shareholders. It contains important information for you to consider when deciding how to vote your shares at the Annual Meeting, so we ask that you read it carefully.

You received this proxy statement and you are eligible to vote at this year’s Annual Meeting because you owned our common stock at the close of business on February 18, 2014. We refer to this date as the “record date.”

HOW WE FURNISH PROXY MATERIALS TO SHAREHOLDERS

Electronic and Paper Delivery

We use an “e-proxy” process to furnish these important proxy materials to our shareholders in order to reduce the cost and lessen the environmental impact of our proxy distribution. This means that if you are eligible to vote, we sent you a Notice by mail informing you where to go online to access the proxy statement, our 2013 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We have also mailed paper copies to those shareholders who requested them.

To request a paper copy of the current proxy statement: notify Investor Relations by phone at 713-627-4606, by e-mail at investorrelations@spectraenergy.com, or by mail at Spectra Energy Corp c/o Investor Relations, 5400 Westheimer Court, Houston, Texas 77056.

To enroll in electronic delivery of proxy materials going forward: go to http://enroll.icsdelivery.com/SE and follow the instructions. You will need to enter a valid email address along with your social security number.

Multiple Shareholders in the Same Household

Under a procedure approved by the Securities and Exchange Commission, when more than one shareholder reside at the same address, all shareholders can consent to receive a single copy of Spectra Energy’s annual report and proxy statement. Shareholders will still receive separate proxy cards so that they can cast their own votes. This “householding” procedure reduces printing costs and fees. However, if any shareholder within a household does not consent to “householding,” we will mail these documents separately to that shareholder.

Note that “householding” applies only to proxy materials and annual reports; it does not affect the mailing of dividend checks or Stock Purchase and Dividend Reinvestment Plan statements.

If you have consented to “householding” but wish to receive separate annual reports and proxy statements in the future, notify Investor Relations by phone at 713-627-4606 or by e-mail at investorrelations@spectraenergy.com . You will be removed from the “householding” program within 30 days after we receive your notice. If your household received a single mailing this year and you would like to receive additional copies of our 2013 Annual Report to Shareholders and our 2014 proxy materials, Investor Relations can promptly handle that request for you as well.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      3

ANNUAL MEETING INFORMATION

Multiple Proxy Cards

You may receive multiple proxy cards if you own Spectra Energy common stock through multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

ABOUT PROXY VOTING

What is a proxy?

Because most shareholders are not able to vote in person at the Annual Meeting, we ask that they designate another person to vote their shares at the meeting in accordance with their instructions. That person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

If you mail us your properly completed and signed proxy card, or you vote by telephone or Internet, your shares of our common stock will be voted according to the choices that you specify.

What happens if I don’t provide a proxy or I don’t give voting instructions on all matters?

The answer depends on whether you hold your shares in your own name or in the name of a brokerage firm, bank or other holder of record.

„	If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or vote in person. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

¡	FOR the election of all nominees for director;

¡	FOR the ratification of the appointment of Deloitte & Touche LLP as Spectra Energy’s independent registered public accounting firm for fiscal year 2014;

¡	FOR the approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers; and

¡	AGAINST each of the two shareholder proposals described in this proxy statement, if presented

If your shares are held through a brokerage firm or bank, in the absence of instructions from you, the brokerage firm or bank can vote your shares only on Proposal 2 – the selection of Deloitte & Touche LLP as our independent registered public accounting firm. This is because Proposal 2 is considered to be a “routine” matter under the rules that govern the annual meeting process. The other proposals on this year’s agenda are not considered routine matters, and therefore your broker will not be able to vote on any of those proposals without your instructions. This is called a “broker non-vote.”

However you hold your shares, we urge you to exercise your voting rights as a shareholder and vote at the Annual Meeting.

What if proposals that weren’t listed on my proxy are put to a vote at the Annual Meeting?

We do not expect that any additional matters will be brought before the Annual Meeting. However, you should be aware that by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. Therefore, if an issue comes up for a vote at the Annual Meeting that is not included in this proxy statement, the proxy holders will vote your shares in accordance with their best judgment.

4      SPECTRA ENERGY CORP 2014 PROXY STATEMENT

ANNUAL MEETING INFORMATION

How to Vote

By Proxy

Before the Annual Meeting, you can give a proxy to vote your shares of our common stock in one of the following ways:

„	by telephone – shareholders located in the United States can vote by calling 1-800-690-6903 toll-free and following the instructions on the proxy card;

„	by Internet – you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

„	by mail – if you received your proxy materials by mail, you can vote by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

During the telephone and Internet voting process, you will confirm your identity, give your voting instructions, and receive verification that your instructions have been properly recorded.

In Person

You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares at the close of business on February 18, 2014.

Voting Shares in Your Spectra Energy Retirement Savings Plan Account

If you participate in the Spectra Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee for those shares of our common stock that are allocated to your plan account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the trustee will vote the Spectra Energy shares allocated to your plan account in the same proportion as those shares for which the plan trustee has received voting directions from other plan participants, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you are urged to deliver your instructions well in advance of the Annual Meeting so that the instructions are received no later than April 10, 2014.

Changing Your Vote

You may change your vote or revoke your proxy by:

¡	notifying our Corporate Secretary in writing that you are revoking your proxy;

¡	providing another signed proxy that is dated after the proxy you wish to revoke;

¡	using the telephone or Internet voting procedures; or

¡	attending the Annual Meeting and voting in person.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      5

ANNUAL MEETING INFORMATION

How Voting Works

Quorum requirement

In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining whether there is a quorum at the Annual Meeting.

A “broker non-vote” occurs when, as discussed above, a bank or broker holds shares for another person, has not received voting instructions from that person, and does not have discretionary authority to vote the shares on a proposal because the proposal is not considered to be routine.

REQUIRED VOTES FOR EACH PROPOSAL

Proposal	Votes required	What happens if you abstain or you do not give voting instructions to your broker
Proposal 1 (Election of Directors)	A director will be elected if the number of shares voted FOR the director exceeds the number of votes AGAINST that director	Abstentions: No effect on outcome No instructions to broker: Results in a “broker non-vote,” which has no effect on the outcome
Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm)	Adoption requires the affirmative vote of a majority of the shares that are present at the meeting in person or by proxy and are entitled to vote on Proposal 2

Abstentions:  same effect as votes AGAINST

No instructions to broker:  Broker may vote FOR or AGAINST, or may choose not to vote. If it chooses not to vote, this results in a “broker non-vote,” which has no effect on the outcome

Proposal 3 (Advisory Vote Approving Executive Compensation)	Adoption requires the affirmative vote of a majority of the shares that are present at the meeting in person or by proxy and are entitled to vote on Proposal 3	Abstentions: same effect as votes AGAINST No instructions to broker: Results in a “broker non-vote,” which has no effect on the outcome
Proposal 4 (Shareholder Proposal-Political Contributions)	Adoption requires the affirmative vote of a majority of the shares that are present at the meeting in person or by proxy and are entitled to vote on Proposal 4	Abstentions: same effect as votes AGAINST No instructions to broker: Results in a “broker non-vote,” which has no effect on the outcome
Proposal 5 (Shareholder Proposal-Methane Emissions Targets)	Adoption requires the affirmative vote of a majority of the shares that are present at the meeting in person or by proxy and are entitled to vote on Proposal 5	Abstentions: same effect as votes AGAINST No instructions to broker: Results in a “broker non-vote,” which has no effect on the outcome

6      SPECTRA ENERGY CORP 2014 PROXY STATEMENT

ANNUAL MEETING INFORMATION

Effect of Voting on Certain Matters

Election of Directors

In any uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election is required to tender his or her resignation. The Corporate Governance Committee must then make recommendations to the Board with respect to the resignation, and the Board is required to make a decision on this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

Advisory vote approving executive compensation

As required by SEC rules, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and Spectra Energy’s philosophy, policies and procedures relating to executive compensation described in this proxy statement.

Cost of Proxy Solicitation

The Spectra Energy Board of Directors is requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Broadridge Financial Solutions, Inc. to assist in mailing proxy materials, providing electronic access to the proxy materials and requesting proxies. Broadridge’s fee for these services is approximately $65,000 plus out-of-pocket expenses. We have also hired Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $11,000.

We can request proxies through the mail or personally by telephone, fax or other means. We can use our directors, officers and other employees to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of our common stock.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      7

The board

of directors  unanimously  recommends that  you vote “for”  each of the  named nominees

FOR

Proposal 1:

Election of Directors

Based on recommendations from the Corporate Governance Committee, our Board has nominated the following ten individuals for election to the Board:

„	our President and Chief Executive Officer, Gregory L. Ebel; and

„	our nine independent directors: Austin A. Adams, Joseph Alvarado, Pamela L. Carter, Clarence P. Cazalot Jr., F. Anthony Comper, Peter B. Hamilton, Michael McShane, Michael G. Morris and Michael E. J. Phelps.

Each nominee is standing for election to a one-year term that will expire at the 2015 Annual Meeting. If any nominee is unable to stand for election, the Board may either reduce the number of directors or designate a substitute. If the Board chooses to designate a substitute, shares represented by proxies may be voted for that substitute. We do not expect that any nominee will be unavailable or unable to serve.

INFORMATION ON OUR NOMINEES

There are a few changes to our Board nominees this year. Messrs. William T. Esrey and Dennis R. Hendrix will be retiring from the Board at the Annual Meeting and therefore will not stand for re-election. We also have a new nominee this year, Mr. Clarence P. Cazalot Jr., who joined the Board on December 1, 2013. Mr. Cazalot most recently served as Chairman, President and Chief Executive Officer of Marathon Oil Corporation and has over 40 years of experience in the oil and gas industry.

We believe all members of our Board are well qualified to fulfill their responsibilities. Their qualifications include strong leadership ability, global business experience, financial and industry expertise and experience in law and public policy. The characteristics we look for in any director candidate include intelligence, perceptiveness, good judgment, maturity, high ethical standards, integrity and fairness and professional compatibility with our other directors and executives.

Gregory L. Ebel President and Chief Executive Officer, Spectra Energy Director since 2008 Age 49

The Board selected Mr. Ebel to serve as a director of Spectra Energy because he is our President and Chief Executive Officer and has served in a variety of senior management positions at the Company, including as Chief Financial Officer and as president of Union Gas Limited, and in a number of leadership positions in the areas of finance, operations, strategic development and government and investor relations.

Before assuming his current position on January 1, 2009, Mr. Ebel had served as Spectra Energy’s Group Executive and Chief Financial Officer since January 2007. Prior to that time, he served as President of Union Gas Limited from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc. Mr. Ebel is Chairman, President and Chief Executive Officer of our master limited partnership, Spectra Energy Partners, LP. Mr. Ebel is also a director of The Mosaic Company and DCP Midstream, LLC.

8      SPECTRA ENERGY CORP 2014 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

The Board selected Mr. Adams to serve as a director because he brings valuable expertise in the areas of information technology and security, risk management and strategy, human resources, and experience leading and collaborating with senior management teams. Additionally, Mr. Adams has been extensively involved in mergers and acquisitions and offers strategic expertise. His many years of experience enable him to assist both the Audit Committee and the Board in assessing technology, security and other types of risk, which is particularly helpful to our Company given the importance of these issues to our daily operations.

Austin A. Adams

Mr. Adams is the retired Executive Vice President and Chief Information Officer of JPMorgan Chase & Co., a global financial services firm. He assumed that role upon the merger of JPMorgan Chase and Bank One Corporation in July 2004 and served in that position until he retired in October 2006. Before joining Bank One in 2001, Mr. Adams served as Chief Information Officer at First Union Corporation, now Wells Fargo Corp. Mr. Adams is Chairman of the Board of Directors of CommunityONE Bank, N.A., and has served as a director of the Dun & Bradstreet Corporation since April 2007. He was appointed to the Board of CommScope in January 2014.

Retired Executive Vice President and Chief Information Officer, JPMorgan Chase & Co.
Director since 2007
Age 70

Joseph Alvarado Chairman, President and Chief Executive Officer, Commercial Metals Company Director since 2011 Age 61

The Board selected Mr. Alvarado to serve as director because the Board believes that there is significant value in having an active CEO on the Board. Mr. Alvarado’s current position provides him with experience in running a major corporation with international operations, and exposes him to many of the same issues we face in our business, including highly competitive industries, operational and manufacturing issues, employee safety, and diverse regulatory environments.

Mr. Alvarado currently serves as Chairman, President and Chief Executive Officer of Commercial Metals Company (“CMC”), a manufacturer, recycler and marketer of steel and other metals and related products. Mr. Alvarado joined CMC in April 2010 as Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 2011 and in June 2011 he was appointed President and CEO effective September 1, 2011. He has been a member of CMC’s Board since September 1, 2011. Prior to joining CMC, he was employed as President and Chief Operating Officer at Lone Star Technologies, Inc. from 2004 to 2007. In 2007, following the acquisition of Lone Star Technologies, Inc. by United States Steel Corporation, Mr. Alvarado was named President of U.S. Steel Tubular Products, Inc., a division of United States Steel Corporation.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      9

PROPOSAL 1: ELECTION OF DIRECTORS

Pamela L. Carter President, Cummins Distribution Business Director since 2007 Age 64

The Board selected Ms. Carter to serve as a director because she brings a diverse background that includes experience in law, government, politics and business experience to her role as a director. In her capacity as an active president of a large division of an international manufacturing company, Ms. Carter has valuable experience in operations management, leadership and compensation and governance matters. She brings to the Board knowledge of macro-economic global conditions and a valuable and dynamic international business perspective. Ms. Carter, who also serves as a director of CSX Corporation and Meijer, Inc., was Indiana’s first female and first African-American to hold the office of Attorney General. Her insight into global operations, government relations and public policy issues provides significant value to the Board.

Ms. Carter is President of Cummins Distribution Business, a division of Cummins, Inc., a global manufacturer of diesel engines and related technologies. She previously served as President – Cummins Filtration, then as Vice President and General Manager of Europe, Middle East and Africa business and operations for Cummins Inc. since 1999. Ms. Carter served as Vice President and General Counsel of Cummins Inc. from 1997 to 1999. Prior to joining Cummins Inc., she served as the Attorney General for the State of Indiana from 1993 to 1997. In 2010, Ms. Carter was appointed to the Export-Import Bank of the United States’ sub-Saharan Africa Advisory Council.

Clarence P. Cazalot Jr. Retired Chairman, President and Chief Executive Officer, Marathon Oil Corporation Director since 2013 Age 63

The Board selected Mr. Cazalot to serve as a director because of his extensive exploration and production expertise, a valuable addition to the Board as Spectra Energy establishes a strong footprint in the transportation and storage of crude oil. He is a well respected energy leader with more than forty years of industry experience focused on the exploration and production of oil and gas resources.

Mr. Cazalot is the retired Chairman, President and Chief Executive Officer of Marathon Oil Corporation (“Marathon”). He was named Chairman of the board of directors in 2011. He retired from the Marathon board on December 31, 2013. He served as president and chief executive officer and director of Marathon (formerly known as USX Corporation) since 2002. From 2000 to 2001, he served as vice chairman of USX Corporation and president of Marathon. Mr. Cazalot held various executive positions with Texaco Inc. from 1972 to 2000. He also serves as a director of Baker Hughes Incorporated and FMC Technologies. He is a member of the Advisory Board of the James A. Baker III Institute for Public Policy, the Board of visitors of Texas M.D. Anderson Cancer Center, the Memorial Hermann Health Care Systems Board and the LSU Foundation.

10       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

F. Anthony Comper Retired President and Chief Executive Officer, BMO Financial Group Director since 2007 Age 68

The Board selected Mr. Comper to serve as a director because he brings the experience of being both chairman and chief executive officer of a large global financial institution. He possesses valuable financial expertise, including extensive experience with capital markets transactions and risk management. His knowledge of the Canadian marketplace, and political and regulatory environments enables him to bring a unique perspective to the Board.

Mr. Comper is the retired President and Chief Executive Officer of BMO Financial Group, a diversified financial services organization and one of the largest banks in North America. He was appointed to that position in February 1999 and served as Chairman from July 1999 to May 2004.
Mr. Comper previously served on the Board of Directors of BMO Financial Group.

Peter B. Hamilton Retired Senior Vice President and Chief Financial Officer, Brunswick Corporation Director since 2007 Age 67

The Board selected Mr. Hamilton to serve as a director because he understands the operations of a large diversified corporation, with a particular focus on manufacturing, operations, supply chain, labor relations and customer issues. Mr. Hamilton is an experienced senior executive with sound business acumen and experience that includes legal and regulatory matters, finance and operations. His experience in finance and public company governance enables him to make valuable contributions to the Audit and Corporate Governance Committees of the Board.

Mr. Hamilton is the retired Senior Vice President and Chief Financial Officer of Brunswick Corporation, a global designer, manufacturer and marketer of recreation products, a position he held from September 2008 to February 28, 2013. He previously served as Vice Chairman of Brunswick Corporation from 2000 to January, 2007. He also served as President – Brunswick Boat Group in 2006; President – Life Fitness Division, 2005 to 2006; and President – Brunswick Bowling & Billiards, 2000 to 2005. Mr. Hamilton also serves as a director of SunCoke Energy, Inc. and Oshkosh Corporation.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      11

PROPOSAL 1: ELECTION OF DIRECTORS

The Board selected Mr. McShane to serve as a director because of his expansive knowledge of the oil and gas industry, as well as his relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world. He brings to the Board his experiences as a senior leader and chief financial officer within the oilfield service industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. Mr. McShane also provides the Board with a producer perspective that is valuable in strategic discussions.

Michael McShane

Mr. McShane served as a director and as President and Chief Executive Officer of Grant Prideco, Inc. from June 2002 and assumed the role of Chairman of the Board of Grant Prideco beginning in May 2004.
Mr. McShane retired from Grant Prideco following its acquisition by National Oilwell Varco, Inc. in April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President-Finance and Chief Financial Officer and director of BJ Services Company LLC beginning in 1998. Mr. McShane serves as an Advisor to Advent International Corporation, one of the world’s leading global private equity firms. Mr. McShane also serves as a director of Superior Energy Services, Inc., Forum Energy Technologies and Oasis Petroleum Inc., and as an advisor to TPH Asset Management, LLC.

Former Chairman, President and Chief Executive Officer, Grant Prideco, Inc.
Director since 2008
Age 59

Michael G. Morris Retired Chairman, President and Chief Executive Officer, American Electric Power Director since 2013 Age 67

The Board selected Mr. Morris to serve as a director because of his considerable knowledge of the energy industry, his extensive experience in corporate governance and leadership, and his experience as a senior executive with multi-state gas and electric utility companies.

Mr. Morris is the retired Chairman, President and Chief Executive Officer of American Electric Power Company, Inc. (“AEP”). He retired as Chairman of AEP on December 31, 2013, and as Chief Executive Officer of AEP in November 2011. Mr. Morris joined AEP as Chairman, President and Chief Executive Officer in January 2004. Prior to joining AEP, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities System from 1997 to 2003. Prior to joining Northeast Utilities, Mr. Morris was President and Chief Executive Officer of Consumers Energy, a principal subsidiary of CMS Energy, and President of CMS Marketing, Services and Trading. He was previously President of Colorado Interstate Gas Co. and Executive Vice President of marketing, transportation and gas supply for ANR Pipeline Co., both subsidiaries of El Paso Energy. Mr. Morris is also a director of Alcoa Inc., Battelle, Limited Brands, Inc. and The Hartford Financial Services Group.

12       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Michael E.J. Phelps Chairman, Dornoch Capital Inc. Director since 2006 Age 66

The Board selected Mr. Phelps to serve as a director because of his valuable management, finance and industry experience, as well as his deep knowledge of the North American energy industry, and the political and regulatory environment. Mr. Phelps provides a valuable Canadian perspective, which is particularly helpful as a substantial portion of our assets and employees are located in Canada. His experience as Chairman and Chief Executive Officer of Westcoast Energy Inc., prior to its acquisition by Duke Energy Corporation in 2002, is valuable in both the development of our business in North America and internationally, and in managing cross-border relationships. In addition, he has been responsible for energy development in Indonesia, China and Mexico. His previous and current positions on the boards of other publicly traded companies have given him exposure to many issues that are key to our Company.

Mr. Phelps is Chairman of Dornoch Capital Inc., a private investment company. From 1988 to 2002, he served as President and Chief Executive Officer, and as Chairman and Chief Executive Officer, of Westcoast Energy Inc., Vancouver, BC. Mr. Phelps previously was a member of the Board of Directors of Canadian Imperial Bank of Commerce, Canadian Pacific Railway Company, Duke Energy Corporation and Prodigy Gold Incorporated. Mr. Phelps currently serves as a director of Marathon Oil Corporation. Mr. Phelps has been actively involved in the Interstate Natural Gas Association of America, the North American association representing interstate and interprovincial natural gas pipeline companies.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      13

Corporate Governance

Our Board recognizes that excellence in corporate governance is essential to carrying out its responsibilities to our shareholders. The framework for Spectra Energy’s corporate governance can be found in our Principles for Corporate Governance, our Code of Business Ethics, and the charters of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Finance and Risk Management Committee. Shareholders can find all of these documents on our website at www.spectraenergy.com/investors/governance, and may receive printed copies upon request.

INDEPENDENT DIRECTORS

In exercising their duties to our shareholders, our Board members should not be conflicted in any way. To minimize potential conflicts, the only member of our Board who is not independent is our Chief Executive Officer.

In accordance with the standards for companies listed on the New York Stock Exchange (NYSE), the Board considers a director to be independent if it has affirmatively determined that the director has no material relationship with Spectra Energy or its consolidated subsidiaries, either directly or as a shareholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. The Board makes independence determinations when it approves director nominees for election at the Annual Meeting, and also whenever a new director joins the Board between Annual Meetings.

In 2013, the Board determined that none of Spectra Energy’s independent directors, nor any member of their immediate families, had a material relationship with our Company or its subsidiaries. All of these directors (Messrs. Adams, Alvarado, Cazalot, Comper, Hamilton, McShane, Morris, Phelps, and Ms. Carter) are therefore independent under the NYSE’s listing standards. In reaching this conclusion, the Board considered all transactions and relationships between each director (or any member of his or her immediate family) and our Company and its subsidiaries.

To assist in its independence determinations, the Board has adopted specific standards under which certain relationships are deemed not to impair a director’s independence. Please see pages 60-61 for details.

BOARD LEADERSHIP STRUCTURE

One of the important responsibilities of the Spectra Energy Board of Directors is to determine the appropriate leadership structure for the Board, which will help to ensure the effective and independent oversight of management on behalf of the Company’s stockholders. Our Principles for Corporate Governance allow for the positions of the Office of Chairman and the Chief Executive Officer to be held by the same person. Our Board is currently led by our Chairman, Mr. Esrey who is an independent director. As we have limited the members of our Board who are not independent to our Chief Executive Officer, we believe this board leadership structure is appropriate in maximizing the effectiveness of our Board oversight. The Board reserves the flexibility to reassess the leadership structure at any time based on information, circumstances, or changes in board composition.

14       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

CORPORATE GOVERNANCE

RISK OVERSIGHT

The Board is responsible for overseeing our risk management process. Acting as a whole, the Board exercises its oversight responsibility with respect to certain business risks that we face, including strategic and competitive risks and risks related to succession of our Chief Executive Officer and other members of management. The Board exercises additional risk oversight responsibilities through its committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter and as described in the table below:

Committee of the Board	Areas of Risk Oversight	Additional Information
Audit Committee	Financial reporting, internal control, compliance and technology risks.

Receives regular reports from management regarding risks faced in our business, including operational and project risks. As noted below, the Finance and Risk Management Committee also receives these types of reports.

Compensation Committee	Risks that may be created by our compensation programs.

Management has undertaken, and the Compensation Committee has reviewed, an evaluation of any incentives created by our compensation programs that may encourage our employees to take risks. Based upon that evaluation, the Committee has concluded that Spectra Energy’s compensation programs do not create risks that are reasonably likely to result in a material adverse effect on the Company.

Finance and Risk Management Committee	Credit, commodity, environment, health & safety, financial risks; also responsible for overseeing company-wide risk management.	Together with the Audit Committee, receives regular reports from management regarding risks faced in our business, including operational and project risks.

BOARD MEETINGS AND ATTENDANCE

Our Board held eleven meetings during 2013 and the committees of the Board met a total of 26 times. All of the incumbent directors who were then members of the Board attended at least 95% of the meetings of the Board and meetings of the Board committees on which they served during fiscal year 2013. Directors are encouraged to attend the Annual Meeting, and all Board members attended our 2013 Annual Meeting except for Mr. Adams, who had surgery and was unable to travel to Houston.

BOARD COMMITTEES

The Board has four standing committees – Audit; Compensation; Corporate Governance; and Finance and Risk Management. Each committee operates under a written charter adopted by the Board. The charters are posted on our website at www.spectraenergy.com/investors/governance and are available in print to any shareholder upon request.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      15

CORPORATE GOVERNANCE

Audit Committee

The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of the Company and its subsidiaries, and is responsible for approving all audit and permissible non-audit services that these accountants provide. It also reviews with these accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of the Company and its subsidiaries. The Committee reports and makes recommendations to the Board as it deems appropriate. See page 25 for additional information on the Audit Committee’s pre-approval policy.

Each member of the Audit Committee has been determined to be “independent” under the NYSE’s listing standards, applicable securities regulations, and the Company’s categorical standards for independence. The Board has also determined that Messrs. Hamilton and McShane are “audit committee financial experts” as defined by the SEC.

Chair	Members	2013 Meetings	2013 Attendance
Mr. Hamilton	Adams, Esrey*, McShane	The Committee met nine times.	Each member attended at least 97% of the meetings.

*	Retiring at the Annual Meeting

Compensation Committee

The Compensation Committee establishes and reviews our overall executive compensation philosophy and approves changes to our compensation program. It also reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluates his performance in light of those goals and objectives. In addition, the Committee reviews and approves annual salary, short-term incentive opportunities, long-term incentive opportunities, and other benefits for our Chief Executive Officer and other executive officers. The Committee has responsibility for reviewing and approving any employment or severance agreement that the Company enters into with an executive officer, approving equity grants under Spectra Energy’s Long-Term Incentive Plan, and reviewing and discussing with management the Company’s compensation-related disclosures.

Each member of the Compensation Committee is considered to be “independent” under the NYSE’s listing standards, a “non-employee director” under the Securities Exchange Act Rule 16b-3, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Chair	Members	2013 Meetings	2013 Attendance
Mr. Phelps	Alvarado, Carter, Comper, Hendrix*, Morris	The Committee met five times.	Each member attended at least 97% of the meetings.

*	Retiring at the Annual Meeting

16       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance Committee

The Corporate Governance Committee considers matters related to the governance of the Company and formulates and periodically revises our governance principles. It recommends the size and composition of the Board and its committees, and recommends potential successors to the Chief Executive Officer. The Committee also recommends to the Board the slate of director nominees for each year’s Annual Meeting, including any nominees recommended by shareholders. When Board vacancies occur, the Committee provides the names of individuals that it believes would be suitable to fill these vacancies, and may engage external search firms or other third parties to assist in identifying or evaluating potential nominees. This Committee makes recommendations to the Board on compensation of independent directors.

Each member of the Corporate Governance Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards and Spectra Energy’s categorical standards for independence.

Chair	Members	2013 Meetings	2013 Attendance
Ms. Carter	Adams, Esrey*, Hamilton	The Committee met six times.	Each member attended at least 96% of the meetings.

*	Retiring at the Annual Meeting

Finance and Risk Management Committee

The Finance and Risk Management Committee reviews the Company’s financial and fiscal affairs and makes recommendations to the Board regarding dividends, financing and fiscal policies. It also reviews the Company’s financial exposure and the strategies used to mitigate risk, the Company’s risk exposure as it relates to earnings and to the overall Company portfolio, and the financial impacts of major transactions such as mergers, acquisitions, reorganizations and divestitures. The Committee also has responsibility for enterprise risk management, as well as environmental, health and safety matters.

Chair	Members	2013 Meetings	2013 Attendance
Mr. McShane	Alvarado, Cazalot, Comper, Hendrix*, Morris, Phelps	The Committee met six times.	Each member attended 100% of the meetings.

*	Retiring at the Annual Meeting

BOARD AND COMMITTEE PERFORMANCE EVALUATIONS

In 2013, as they do each year, the Board and its standing committees conducted self-evaluations of their performance. The Corporate Governance Committee oversaw these performance evaluations, which were also discussed with the full Board. These self-evaluations did not suggest a need for any material changes to the processes and governance procedures of the Board or its Committees.

DIRECTOR STOCK OWNERSHIP POLICY

Under our stock ownership policy, outside directors are required to own 15,000 shares of the Company’s common stock (or common stock equivalents) within five years after becoming subject to the policy. The target level for the Chairman of the Board is 22,500 shares. At the end of 2013, all directors had met the targeted ownership level, except for Messrs. Alvarado, Cazalot and Morris, who are on track to reach the targeted ownership level within the five-year period.

Please read the Report of the Corporate Governance Committee contained in this proxy statement for more information regarding our director selection process.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      17

CORPORATE GOVERNANCE

TRANSACTIONS WITH RELATED PERSONS

The Board is responsible for the oversight and approval (or ratification) of any “related person transactions.” These are transactions, relationships or arrangements involving the Company in which any “related person” has a direct or indirect material interest: For this purpose, the following persons are considered “related” to the Company:

¡	Our directors, director nominees, executive officers, and their immediate family members;

¡	Beneficial owners of more than 5% of our common stock and their immediate family members; and

¡	Entities in which a person described above is employed, has a substantial interest, or holds a position such as general partner or principal.

Under the Board’s written procedures for the reporting, review and approval of related person transactions, the Corporate Governance Committee evaluates these transactions and approves only those that it believes are consistent with the best interests of the Company and its shareholders as the Committee determines in good faith. The Committee bases this evaluation on all relevant factors, including:

¡	the benefits of the transaction to the Company;

¡	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

¡	the direct or indirect nature of the related person’s interest in the transaction;

¡	the size and expected term of the transaction; and

¡	other facts and circumstances that bear on the materiality of the transaction under applicable law and listing standards.

18       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Report of the Corporate Governance Committee

The following report of the Corporate Governance Committee describes its philosophy, its responsibilities, and certain of its policies relating to the Board.

PHILOSOPHY

The Corporate Governance Committee believes that sound corporate governance has three components:

¡	Board independence;

¡	processes and practices that foster solid decision-making by both management and the Board; and

¡	balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment.

The Committee’s charter is available on our website at www.spectraenergy.com/investors/governance and is summarized below:

MEMBERSHIP

The Committee must have three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

RESPONSIBILITIES

The Committee’s responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board’s membership needs and recommending nominees; (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; (iv) recommending compensation of independent directors, (v) review or approval of related party transactions and (vi) sponsoring and overseeing performance evaluations for the various Board committees, the Board as a whole, and the directors and management, including the Chief Executive Officer.

The Committee may conduct or authorize investigations or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at the Company’s expense, and in the Committee’s sole discretion, consultants and attorneys to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms, with such fees to be borne by the Company. Finally, the Committee conducts an annual self-evaluation of its performance.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      19

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

GOVERNANCE DOCUMENTS

All of the Board committee charters, as well as the Company’s Principles for Corporate Governance, Code of Business Ethics, and By-Laws, are available on our website at www.spectraenergy.com/investors/governance and are available in print upon request. Any amendment to or waiver from the Code of Business Ethics must be approved by the Board and will be posted on our website.

DIRECTOR CANDIDATES

Profile

While the Committee has not prescribed standards for considering diversity, as a matter of practice, the Committee looks for diverse nominees who can enhance perspective and experience through diversity in gender, ethnic background, geographic origin and professional experience. The Committee looks for the following characteristics in any candidate for nominee to serve on our Board:

¡	fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

¡	a genuine interest in the Company and a recognition that, as a member of the Board, one is accountable to the Company’s shareholders as a whole;

¡	a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

¡	experience as a present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or as a professional who regularly advises such organizations;

¡	no conflict of interest or impediment that would interfere with the duty of loyalty owed to the Company and its shareholders;

¡	the ability and willingness to spend the time required to function effectively as a director;

¡	compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director;

¡	independent judgment and willingness to express views in a constructive manner; and

¡	diversity and the extent to which the nominee would fill a present need on the Board.

Identifying Nominees

The Committee may engage a third party from time to time to assist it in identifying and evaluating new director candidates. Based on surveys of the then-current Board members and the profile described above, the Committee will advise the third party of the characteristics, skills and experiences that may complement those of our existing members. The third party will then recommend nominees having such attributes. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

Nominations by Shareholders

The Committee considers nominees recommended by shareholders on a similar basis as it does nominees recommended by other third parties, taking into account, among other things, the profile criteria described above and the nominee’s experiences and skills. In addition, the Committee considers

20       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

the shareholder nominee’s independence with respect to both the Company and the nominating shareholder. Shareholders interested in submitting nominees for the Board will need to provide timely written notice to the Corporate Governance Committee, c/o Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas 77056. Our Corporate Secretary must receive this notice not less than 90 or more than 120 days prior to the anniversary of the Annual Meeting.

Under our By-Laws, the notice must include certain information about the nominee. See http://investors.spectraenergy.com/phoenix.zhtml?c=204494&p=irol-govHighlights for details.

RESIGNATION POLICY

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

COMMUNICATIONS WITH DIRECTORS

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Our Corporate Secretary will distribute communications to the Board, to an individual director or to selected directors, depending on the content of the communication. In accordance with rules of the NYSE, interested parties wishing to communicate only with the non-management or independent directors can address their communications to “Independent Directors, c/o Corporate Secretary” at the above-mentioned address. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee

Pamela L. Carter (Chair)

Austin A. Adams

William T. Esrey

Peter B. Hamilton

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      21

Director Compensation

COMPENSATION STRUCTURE FOR NON-EMPLOYEE DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. In making its recommendation on independent director compensation, the Corporate Governance Committee considers peer and general industry data, including an analysis of director compensation provided by an independent consultant. Our President and Chief Executive Officer does not receive compensation for his services as a director.

2013 DIRECTOR COMPENSATION STRUCTURE

Type	Amount
Annual retainer for all Board members	$120,000 in Spectra Energy shares* $105,000 in cash
Retainers for Committee Chairs	Corporate Governance Committee: $10,000 (cash) All other committees: $15,000 (cash)

*	Valued at the NYSE closing price on the date of grant.

Compensation of the Chairman of the Board.  Our Corporate Governance Committee determined $250,000 to be an appropriate level of compensation for our Chairman of the Board, in addition to the fees paid to him for service as a non-employee director.

Charitable Giving Program.  Under the Spectra Energy Foundation Matching Gifts Program, the Company will match contributions to qualifying institutions of up to $7,500 per director (or employee) per calendar year. In 2013, the Spectra Energy Foundation made matching charitable contributions on behalf of Messrs. Adams, Comper, Esrey, Hamilton and Netherland of $3,500, $5,000, $3,000, $2,750 and $7,500, respectively.

Expense Reimbursement.  The Company reimburses outside directors for expenses they reasonably incur in connection with attending and participating in Board and Committee meetings, director education conferences and seminars, and special functions.

22       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

DIRECTOR COMPENSATION

2013 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Options Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
A. Adams	105,000	119,992	—	—	3,500	228,492
J. Alvarado	105,000	119,992	—	—	—	224,992
P. Carter	115,000	119,992	—	—	—	234,992
C. Cazalot(1)(6)	8,750	70,003	—	—	—	78,753
F. Comper	105,000	119,992	—	—	5,000	229,992
W. Esrey	355,000	119,992	—	—	3,000	477,992
P. Hamilton	122,500	119,992	—	—	2,750	245,242
D. Hendrix	105,000	119,992	—	—	—	224,992
M. McShane	117,500	119,992	—	—	—	237,492
M. Morris(2)	70,000	119,992	—	—	—	189,992
J. Netherland(3)	35,000	—	—	—	7,500	42,500
M. Phelps	122,500	119,992	—	—	—	242,492

(1)	Mr. Cazalot joined the Board in December 2013.

(2)	Mr. Morris joined the Board in May 2013.

(3)	Mr. Netherland retired from the Board at the 2013 Annual Meeting.

(4)	This column reflects the aggregate grant date fair value of the stock awarded computed in accordance with FASB ASC Topic 718.

(5)	This column reflects matching charitable contributions made pursuant to the Spectra Energy Foundation Matching Gifts Program, which matches contributions made by our directors to qualifying institutions up to $7,500 per director.

(6)	Mr. Cazalot’s stock award was made in January 2014.

The value of all perquisites and other personal benefits or property received by each non-employee director in 2013 was less than $5,000 and is not included in the above table.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      23

Stock Ownership Information

The following table shows, as of January 31, 2014, the amount of our common stock beneficially owned by our directors, the executive officers listed in the Summary Compensation Table under “Compensation Tables” on page 46 (referred to as the “Named Executive Officers”), and by all directors and executive officers as a group. The table also shows the number of common units of Spectra Energy Partners, LP, or SEP, beneficially owned by these individuals. SEP is a publicly traded master limited partnership in which Spectra Energy Corp owns approximately 84% of the outstanding equity interest.

Name or Identity of Group	Number of Shares Held	Number of Shares Acquirable within 60 days	Total Shares Beneficially Owned	Percent of Class	Total Units of SEP Beneficially Owned
Dorothy M. Ables	126,963	44,574	171,537	*	4,353
Austin A. Adams	43,849	—	43,849	*	909
Joseph Alvarado	10,944	—	10,944	*	—
Pamela L. Carter	28,446	—	28,446	*	720
Clarence P. Cazalot Jr.	1,991	—	1,991	*	—
F. Anthony Comper	30,475	—	30,475	*	348
Gregory L. Ebel	173,145	134,317	307,462	*	5,766
William T. Esrey	34,766	46,008	80,774	*	909
Peter B. Hamilton	28,547	—	28,547	*	909
Alan N. Harris	69,063	77,833	146,896	*	1,500
Reginald D. Hedgebeth	93,644	13,400	107,044	*	—
Dennis R. Hendrix	210,118	—	210,118	*	13,209
Michael McShane	22,430	—	22,430	*	—
Michael G. Morris	13,460	—	13,460	*	—
Michael E. J. Phelps	81,459	8,915	90,374	*	—
J. Patrick Reddy	81,500	15,200	96,700	*	—
Directors and executive officers as a group	1,003,726	356,484	1,360,210	*	27,623

*	Represents less than 1%.

The following table lists the beneficial owners of 5% or more of the outstanding shares of Spectra Energy Corp common stock as of March 3, 2014. This information is based on the most recently available reports filed with the SEC.

	Shares of common stock
Name and Address of Beneficial Owner	Beneficially Owned	Percentage
BlackRock, Inc.(1) 40 East 52nd Street, New York, New York 10022	39,446,754	5.9%

(1)	According to the Schedule 13G/A filed on January 30, 2014 by BlackRock, Inc., its clients beneficially own these shares, and it has sole voting power with respect to 33,282,701 of the shares, and sole dispositive power with respect to all of the shares.

24       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Proposal 2:

Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2014

Although our By-Laws do not require that the Company’s shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Board is submitting the appointment of Deloitte & Touche LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Deloitte & Touche LLP, and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) to the Company for 2013 and 2012:

Type of Fees (in millions)	2013	2012
Audit Fees(a)	$8.2	$6.4
Audit-Related Fees(b)	1.7	0.7
Tax Fees(c)	1.7	0.3
All Other Fees(d)	0.1	0.1
Total	$11.7	$7.5

(a)	Audit Fees are fees billed or expected to be billed by Deloitte for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards. Audit Fees also include fees billed or expected to be billed by Deloitte for professional services for the audit of our internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

(b)	Audit-Related Fees are fees billed by Deloitte for assurance and other services that are reasonably related to the performance of an audit or review of our financial statements, including assistance with acquisitions and divestitures, and internal control reviews. Audit-Related Fees also include comfort and consent letters in connection with SEC filings and financing transactions.

(c)	Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.

(d)	All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages.

The board of directors unanimously recommends that you

vote “for” Proposal 2

FOR

To safeguard the continued independence of our independent auditor, our Audit Committee adopted a policy that prevents our independent auditor from providing services to us and our subsidiaries that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934. This policy also provides that the independent auditor is only permitted to provide services to us and our subsidiaries that have been pre-approved by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to the policy, all audit services require advance approval by these Audit Committees. All other services by the independent auditor that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to applicable provisions of the Exchange Act, the Audit Committees have delegated approval authority to the Chairman of each Audit Committee. The Chairman has presented all approval decisions to the full Audit Committee. All engagements performed by the independent auditor were approved by the Audit Committee pursuant to its pre-approval policy.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      25

The Audit

Committee’s Charter

describes its

responsibilities and is

available on our

website at

www.spectraenergy.

com/investors/

governance.

Report of the Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. Its Charter describes in greater detail the full responsibilities of the Committee.

The Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed the Company’s audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

Also, the Audit Committee has discussed with Deloitte the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board (PCAOB). Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence from Spectra Energy and its subsidiaries, and has discussed with the Audit Committee the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Spectra Energy’s 2013 Annual Report on Form 10-K, for filing with the SEC.

Audit Committee

Peter B. Hamilton (Chair)

Austin A. Adams

William T. Esrey

Michael McShane

26       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Proposal 3:

Advisory Vote Approving Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation-related policies and practices as described in this proxy statement.

We ask that, as you consider your vote, you review the Compensation Discussion and Analysis on the following pages and the compensation tables that begin on page 46.

Spectra Energy’s compensation programs are designed to attract, retain and incentivize executives of high caliber who create value for shareholders. We therefore ask that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement. This vote is advisory and not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

RESOLVED, that the shareholders approve the compensation awarded to the Company’s Named Executive Officers for 2013, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the Compensation Tables and related material included in this proxy statement.

 The board of

 directors

 unanimously

 recommends
 that

 you vote “for”

 Proposal 3.

 FOR

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      27

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Michael E. J. Phelps (Chair)

Joseph Alvarado

Pamela L. Carter

F. Anthony Comper

Dennis R. Hendrix

Michael G. Morris

28       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Compensation Discussion and Analysis

In this section, we describe the design and purpose of the compensation programs that apply to the executive officers of Spectra Energy who are listed in the Summary Compensation Table on page 46. We refer to these officers as our Named Executive Officers. They are:

Mr. Gregory L. Ebel, President and Chief Executive Officer
Mr. J. Patrick Reddy, Chief Financial Officer
Mr. Alan N. Harris, Chief Development and Operations Officer
Mr. Reginald D. Hedgebeth, General Counsel and Chief Ethics & Compliance Officer
Ms. Dorothy M. Ables, Chief Administrative Officer

EXECUTIVE SUMMARY

We believe that the successful execution of our strategy should result in enhanced shareholder value. Our executive compensation programs are designed to attract and retain executives who are highly qualified to carry out our strategy, and to create incentives that link to our strategic direction.

To achieve these objectives, we design compensation opportunities for executives based on the following principles:

„	Compensation programs should support the accomplishment of the Company’s strategic goals.

„	The majority of compensation available for our Named Executive Officers should be contingent on the Company’s attainment of pre-established performance objectives, both short-term and long-term.

„	Compensation opportunities should be aligned with the interests of shareholders, and incentive programs should be designed in consideration of their impact on shareholders, both immediately and in the long-term.

„	Compensation opportunities – as measured by the sum of salary, short-term cash incentive target, and the targeted value of long-term compensation awards – should be sufficiently competitive (in relation to the median of the markets in which we compete for executives) to attract, retain and incentivize Spectra Energy’s executives.

„	Fringe benefits, perquisite programs and other forms of indirect compensation should be minimized.

Our Strategic Goals

Our primary business objective is to focus on growing our business through organic growth, expansions and acquisitions, with a continuous focus on safety, reliability, customer responsiveness and profitability. We intend to accomplish this objective by executing the following overall business strategies, which remain consistent with our 2013 strategies:

„	Deliver on our 2014 financial commitments;

„	Effectively execute our 2014 expansion plans;

„	Leverage our assets footprint to develop new growth opportunities; and

„	Expand our energy value chain participation into complementary infrastructure assets.

The Compensation Committee focuses on these strategies in designing and reviewing our Company’s compensation programs. In addition, it considers conditions in our market for executive talent so that Spectra Energy can be competitively positioned to attract and retain key executives.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      29

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

Compensation incentive opportunities are linked with meeting financial targets while providing safe and reliable operations in the short-term, and enhancing shareholder return over the long-term.

Overview of 2013 Company Performance

Throughout 2013, we continued to successfully execute the long-term strategies we outlined for our shareholders—meeting the needs of our customers, generating strong earnings and cash flows from our fee-based assets, executing capital expansion plans that underlie our growth objectives, and maintaining a strong balance sheet. Again in 2013, these results, combined with future growth opportunities, led our Board of Directors to approve an increase in our quarterly dividend effective with the first quarter of 2014 to $0.335 per share, or $1.34 annually. The new dividend level represents a nearly 10% increase over the previous level.

Many additional accomplishments marked our success in 2013. Among them, we expanded our business lines to include the crude oil and natural gas liquids transportation sector with our acquisition of the Express-Platte Pipeline System and the Sand Hills and Southern Hills NGL pipelines. We successfully delivered a slate of new projects into service, including the important New Jersey-New York pipeline. We secured a number of strategic new projects, positioning us for the next phase of growth. We created one of the largest fee-based master limited partnerships in North America with a major dropdown of assets into our master limited partnership. In total during 2013, we placed $6 billion of capital in service through both the expansion of our asset footprint and strategic acquisitions – a record achievement for Spectra Energy. We supplemented our backlog of new projects by securing $7 billion in new, fee-based projects with long-term contracts.

Successful execution of our 2013 projects allowed us to continue to achieve aggregate returns over the last seven years consistent with our targeted 10%-12% return on capital employed or ROCE range, having invested $2.2 billion of capital and investment expenditures in 2013, including approximately $1.4 billion of expansion capital expenditures. We delivered EPS, earnings before interest and taxes (EBIT) and ROCE that exceeded our targeted amounts under our 2013 Short-Term Incentive Plan as well as exceeded the target for our operational and project results. While we are pleased with our record of operating our assets reliably and safely, we strive to do better when it comes to our performance regarding employee and contractor personal safety. Injury rates rose in 2013, primarily due to preventable accidents like sprains, strains, slips and falls. As such, we came in below the target for those elements of our EHS goals.

Therefore, in line with our weighing factors, including the weighing given to safety, the 2013 Short-Term Incentive Plan payouts were awarded to our Named Executive Officers at a range of 131% to 176% of target amounts. Please see “—2013 Compensation—Short-Term Incentive Opportunities” for a discussion of how we set our target levels. Finally, our total shareholder return (TSR) for the past three years was at the 46.5 percentile of the 18 peer companies in our LTI Peer Group. Please see “—2013 Compensation—2013 Long-Term Incentive Opportunities” for a discussion of how we set our LTI Peer Group and target levels.

Role of Performance Measures in Our Compensation Program

Each year the Committee establishes financial and operational objectives for each Named Executive Officer that are linked to our strategic goals. Our compensation plans are designed to reduce compensation below targeted payouts if these objectives are not realized. Alternatively, in the event we exceed our objectives, these plans are designed to compensate executives at above-target levels.

As noted above, providing safe and reliable operations continues to be a foundational strategy of our business. Although safe and reliable operations benefit the Company and its shareholders in the long term, the Compensation Committee believes that this goal is best measured in the short term. The Compensation Committee also believes it is important to link compensation opportunities for our executives to our stock performance over the long term. Given these considerations, the Committee links compensation incentive opportunities with meeting financial targets while providing safe and reliable operations in the short-term, and enhancing shareholder return over the long-term.

30       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS COMPENSATION-SETTING PROCESS

Consistent with this philosophy, the Committee has structured our annual short-term incentive program to provide our Named Executive Officers with substantial incentives to reach short-term strategic objectives that are aligned with the Company’s long-term strategic plan. Short-term cash payouts are tied to specific corporate financial and operational goals that align with our strategic objectives and our shareholders’ interests:

¡	75% of each executive’s short-term cash incentive opportunity is based upon targets for our EPS, EBIT and ROCE of our core businesses.

¡	The remaining 25% is based upon achieving operational, safety and capital project objectives.

Please see pages 38-39 to learn more about these performance measures and why the Committee chose them.

In our long-term incentives, the Committee emphasizes total shareholder return (TSR). A substantial portion of the compensation opportunities for our Named Executive Officers consists of long-term equity-based incentives that are designed both to align our executives’ interests with our shareholders’ long-term interests and to provide meaningful retention incentives:

¡	60% of the long-term incentive grants made to our Named Executive Officers vest based on TSR.

¡	The remainder are subject to vesting requirements at the end of three years.

Please see pages 40-42 for more detail about our long-term incentives.

2013 Shareholder Advisory Vote on Compensation

In an advisory vote held at the 2013 Annual Meeting, our shareholders voted in strong support of the executive compensation programs and on the compensation earned by our Named Executive Officers, with a vote of 94% in favor.

COMPENSATION-SETTING PROCESS

Compensation Committee

Six independent directors make up our Compensation Committee: Mr. Michael E. J. Phelps (Chair), Mr. Joseph Alvarado, Ms. Pamela Carter, Mr. F. Anthony Comper, Mr. Dennis R. Hendrix and Mr. Michael G. Morris. The Compensation Committee operates under a written charter adopted by the Board, which you may view at www.spectraenergy.com/investors/governance.

The Compensation Committee establishes and reviews the Company’s overall compensation philosophy. It regularly reviews the effectiveness of our compensation program and approves any changes to the program. It also reviews and approves the salaries and other compensation of all of our executive officers, including the Named Executive Officers, and any agreements with executive officers that concern their compensation. With input from the Board, the Committee performs an annual evaluation of our Chief Executive Officer’s performance, and it also makes recommendations to the Board on targeted compensation levels for our Chief Executive Officer. For more information about the Committee’s responsibilities, see page 16.

Each member of the Committee has had significant responsibility for the design and administration of executive compensation programs, having served either on other public company compensation committees or as the senior executive of a business unit.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      31

COMPENSATION DISCUSSION AND ANALYSIS COMPENSATION-SETTING PROCESS

COMPENSATION COMMITTEE MEMBERS: RELEVANT EXPERIENCE

Mr. Phelps (Chair)	¡	over ten years as a member and chairman of the compensation committees of the Canadian Imperial Bank of Commerce, Canadian Pacific Railways Company, Fairborne Energy Ltd. and Prodigy Gold Incorporated
	¡	also served as Chairman, President and Chief Executive Officer of Westcoast Energy Inc. (a company later acquired by a predecessor of Spectra Energy)
Mr. Alvarado	¡	currently serves as Chairman, President and Chief Executive Officer and director of Commercial Metals Company
Ms. Carter	¡	has served as President of two business units at Cummins Inc., a global manufacturer of diesel engines and related technologies
Mr. Comper	¡	retired President and Chief Executive Officer of BMO Financial Group, one of the largest banks in North America
Mr. Hendrix	¡	previously served on the compensation committee of Newfield Exploration Company as well as the Chairman, President and Chief Executive Officer of PanEnergy Corp, a predecessor of Spectra Energy
Mr. Morris	¡	previously served as Chairman, President and Chief Executive Officer of American Electric Power Company, Inc. and is also a director of Alcoa Inc., Battelle, Limited Brands, Inc. and The Hartford Financial Services Group

It is expected that the Compensation Committee will meet as often as is necessary to perform its duties and responsibilities. In 2013, the Committee met five times. Our Chief Executive Officer and other members of management may attend Compensation Committee meetings, as invited. The Compensation Committee also meets in executive session without the presence of management or its consultant.

The Chair of the Compensation Committee works with management to establish meeting agendas. The Committee receives and reviews materials in advance of each meeting; these may include information that management believes will be helpful to the Compensation Committee, as well as materials the Committee has specifically requested. In 2013, these materials addressed matters such as (1) the competitiveness of executive compensation programs based on market data; (2) total compensation provided to Spectra Energy executives; (3) trends and legislative activity in executive compensation and/or benefits; (4) executive stock ownership levels; and (5) corporate financial and operational performance compared to predetermined objectives.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of Spectra Energy. In addition, during the last fiscal year, none of our executive officers served as a member of the board or the compensation committee of any entity in which a Spectra Energy Board or Compensation Committee member is an executive officer.

Committee Advisors

Since 2007, the Compensation Committee has retained ExeQuity, LLP as its independent compensation consultant. ExeQuity reports directly to the Compensation Committee on matters related to executive compensation, advises it on best practices, and analyzes meeting materials prepared by management. It confers, independently of management, with the Committee’s Chair and with the full Committee, although it may discuss compensation matters with management on a limited basis at the Committee’s direction. As needed, ExeQuity meets with the Committee in executive sessions at which no one from Spectra Energy’s management is present. ExeQuity performs no other services for the Company.

32       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS FACTORS CONSIDERED IN DETERMINING TOTAL COMPENSATION

In 2013, ExeQuity reviewed materials provided to the Compensation Committee by management, consulted with the Chair prior to meetings regarding agenda items, and attended Committee meetings.

In retaining ExeQuity, the Compensation Committee considered the six factors set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual. In addition, after a review of information provided by each member of the Compensation Committee, as well as information provided by ExeQuity, the Compensation Committee determined that there are no conflicts of interest raised by ExeQuity’s work with the Compensation Committee.

Role of Management

Members of Spectra Energy’s management, including our Chief Executive Officer, participate in certain aspects of the compensation-setting process, including:

¡	recommending compensation programs, compensation policies, compensation levels and incentive opportunities;

¡	compiling, preparing and distributing materials for Compensation Committee meetings, including market data;

¡	recommending performance targets and objectives; and

¡	evaluating employee performance (other than the performance of our Chief Executive Officer, whose performance is reviewed by the independent members of the Board).

In September 2012, management hired the consulting firm of Aon Hewitt. As management’s consultant, the firm assists management in developing its recommendations regarding compensation, and may be asked to attend the Compensation Committee meetings from time to time to discuss research and reports that it prepares at management’s request.

FACTORS CONSIDERED IN DETERMINING TOTAL COMPENSATION

Peer Group Comparison

The Compensation Committee sets salaries and short-term and long-term incentive target levels based in part on what it determines to be the market median of compensation available to our executives in the market. The market for highly talented executives is competitive, and we believe our success depends on our ability to attract and retain executives who are qualified to successfully execute our short-term and long-term objectives. We believe that our hiring objectives cannot be achieved unless we offer compensation opportunities that are competitive in the marketplace.

We would prefer to define the market median based on the practices of a sizeable peer group of companies with market capitalizations and revenues comparable to ours and with lines of business similar to ours. However, there are not enough companies meeting this description to allow us to assemble such a peer group. Therefore, in setting compensation targets, the Compensation Committee considers data from published compensation surveys as well as information from the public filings of representative companies in the markets where we compete for executive talent – which we refer to as the Compensation Peer Group. Companies included in the Compensation Peer Group are shown below.

COMPENSATION PEER GROUP*

CenterPoint Energy, Inc.	Dominion Resources	DTE Energy Company
Enbridge, Inc.	EQT Corporation	National Fuel Gas Company
NiSource Inc.	ONEOK, Inc.	Questar Corporation
Sempra Energy	TransCanada Corporation	Williams Companies, Inc.

*	El Paso Corporation and Southern Union Company, which were part of the peer group for 2012, have since been acquired. The acquiring companies were not added to the peer group due to significant differences in pay practices.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      33

COMPENSATION DISCUSSION AND ANALYSIS FACTORS CONSIDERED IN DETERMINING TOTAL COMPENSATION

Our total

incentive  opportunities  emphasize

long-term

goals to drive  long-term  decision-
making.

The Compensation Committee also considers trends in the broader market as shown in general industry surveys. Specifically, the Compensation Committee has used the Aon Hewitt Total Compensation Management Database because it believes this survey provides a reliable indication of compensation practices in companies that are comparable in size as measured by revenue.

External Market Conditions and Individual Factors

In addition to using benchmark survey data, the Compensation Committee takes into account external market conditions and individual factors when establishing the total compensation of each Named Executive Officer. Individual factors include the executive’s performance, level of experience, tenure, responsibilities, and position. External market conditions include competitive pressures for the executive’s particular position within the industry, economic developments, the condition of labor markets, and the financial and market performance of the Company. To assist in its evaluation, the Compensation Committee uses tally sheets that assign a dollar amount to each of these elements and provide the details of an executive’s historical and proposed compensation. Finally, the Compensation Committee considers internal equity when evaluating the compensation of our Named Executive Officers relative to one another.

Risk Assessment

The Compensation Committee reviews the alignment of the executive compensation program components with the interests of our shareholders, in addition to market factors. The overall mix of short-term and long-term incentive compensation opportunities for our executives, and the design of these opportunities, are balanced to mitigate undue risk and promote the health of the Company. In addition, our total incentive opportunities place greater emphasis on long-term goals to drive long-term decision-making. In our short-term program, no more than 30% of a Named Executive Officer’s targeted award is dependent on any one performance measure. Our short-term measures are chosen to balance the importance of generating short-term earnings with the efficiency and effectiveness of our employed capital. Sixty percent of each executive’s long-term opportunity is contingent on the performance of our stock relative to our peers, and each executive is required to own certain amounts of Spectra Energy stock, which provides continued alignment with our shareholders’ interests in the long-term growth of the Company.

34       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS ELEMENTS OF OUR COMPENSATION PROGRAM

ELEMENTS OF OUR COMPENSATION PROGRAM

The objective of our compensation program is to link total compensation to individual and company performance on both a short-term and long-term basis. To carry out this objective, the program is structured to include short-term incentives that reward the achievement of predetermined performance objectives and long-term incentives that reward positive stock performance and encourage our executives to build lasting relationships with us.

PRINCIPAL COMPENSATION COMPONENTS FOR NAMED EXECUTIVE OFFICERS

Component	Rationale	Structure
Salary	¡ Provides compensation for performing day-to- day responsibilities ¡ Creates a framework for incentive awards, which are structured as a percentage of base salary	Paid in cash at regular intervals throughout the year.
Short- Term Incentive

¡   Makes significant percentage of cash

     compensation contingent on specific financial

     targets and operational performance goals.

¡   Employs performance goals that are appropriate

     short-term measures of the business imperatives

     necessary to build financial success and

     operational excellence in the long term.

Annual cash payment based on the achievement of defined financial and operational performance goals:

¡   75% based on financial goals (EPS, EBIT and

     ROCE) for our core businesses

¡   25% based on operational/safety/project goals

Long- Term Incentive	¡ Aligns the interests of executives with those of shareholders by rewarding long-term Company stock performance ¡ Builds our executives’ equity ownership stake and provides a retention incentive

Performance share units (60% of target award value)

¡   Payouts depend on TSR compared to our LTI

     peer group, measured three years from grant date

¡   Payouts can range from 0% to 200% of target

¡    Once earned, half of the units are converted

     to common stock and half are paid in cash

¡   Dividend equivalents are accumulated from

     grant date but paid only upon vesting

Phantom units (40% of target award value)

¡   Time-based; vest after three years

¡    Once earned, units are converted to common stock

¡    Dividend equivalents are accumulated from

     grant date but paid only upon vesting

Retirement	¡ Provides retention incentives, rewards service through retirement-related payments, and provides savings opportunities ¡ Comparable to market; important tool for attracting and retaining executives	Company-sponsored retirement and savings plans (401(k), deferred compensation, defined benefit plans)
Severance

¡   Promotes management continuity and focus on

     best results for shareholders in the event of a

     change of control of the Company

¡   Incorporates features that limit the

     circumstances in which payout can occur and

     the amount paid (e.g., double-trigger, no tax

     gross-ups)

Agreements that provide benefits upon termination following a change of control of the Company.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      35

COMPENSATION DISCUSSION AND ANALYSIS 2013 COMPENSATION

2013 COMPENSATION

Pay Mix

An executive’s total compensation opportunity is the sum of annual base salary, annual cash incentive target, and the target value of his or her annual long-term incentive grant. The opportunity established for each of our Named Executive Officers is intended to provide total target compensation that falls in the median range for individuals who hold comparable positions in the markets in which we compete for executive talent.

For 2013, the total target pay opportunity, in aggregate, was at the market median for our Named Executive Officers.

Consistent with the pay-for-performance objectives of our compensation program, 81% of our Chief Executive Officer’s total target pay opportunity, and an average of 69% of all other Named Executive Officers’ total target pay opportunity, was in the form of short-term and long-term incentives.

The following charts show the mix of total target compensation for our Chief Executive Officer and for the other Named Executive Officers.

Salary and Total Pay Opportunities

Chief Executive Officer

In determining Mr. Ebel’s 2013 total compensation opportunity (the sum of his annual base salary, his annual cash incentive target and the target value of his annual long-term incentive grant), in February 2013 the Compensation Committee reviewed his 2012 performance, the Company’s 2012 performance, market survey data and Compensation Peer Group data. Upon considering this information, the Compensation Committee deemed it appropriate to raise his base salary by approximately 3%. This resulted in a total compensation package for Mr. Ebel that was aligned with overall general industry survey data and peers and continued to emphasize the long term.

Other Named Executive Officers

In February 2013, the Compensation Committee reviewed the 2012 salaries of our Named Executive Officers and approved salary adjustments based on job responsibilities, levels of experience, individual performance, the salaries of executives in comparable positions, as obtained from market surveys, and internal comparisons. The Compensation Committee also reviewed the 2012 total target pay opportunities for our executives to see how those opportunities compare with pay opportunities at companies with which we compete for talent.

36       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS 2013 COMPENSATION

For 2013, all Named Executive Officers received a 3% base salary adjustment to remain competitive with the marketplace. In addition, to align incentives with market-competitive levels, Mr. Reddy’s long-term incentive target was increased from 155% to 170% and Mr. Hedgebeth and Ms. Ables’ short-term incentive targets were increased from 65% to 70%.

The following table shows the 2013 target pay opportunities for each Named Executive Officer.

2013 TARGET PAY OPPORTUNITIES

Name	Salary*	STI Target Opportunity	LTI Target Opportunity	Total Target Pay Opportunity
Gregory L. Ebel	$1,100,000	$1,100,000 (100%)	$3,575,000 (325%)	$5,775,000
J. Patrick Reddy	$591,660	$443,745 (75%)	$1,005,822 (170%)	$2,041,227
Alan N. Harris	$565,495	$424,121 (75%)	$876,517 (155%)	$1,866,133
Reginald D. Hedgebeth	$538,040	$376,628 (70%)	$807,060 (150%)	$1,721,728
Dorothy M. Ables	$450,410	$315,287 (70%)	$563,013 (125%)	$1,328,710

*	Base salary effective March 1, 2013

Short-Term Incentive Opportunities

The 2013 short-term incentive opportunities under the Spectra Energy Executive Short-Term Incentive (STI) Plan were designed to compensate executives based on the Company’s 2013 financial and operational performance against goals set at the beginning of the year, and also on each executive’s overall individual performance during the year. The Committee established threshold, target and maximum incentive opportunities for each participant, expressed as a percentage of base salary. Target STI awards for our Named Executive Officers in 2013 are reflected in the 2013 Target Pay Opportunities table above.

Under guidelines adopted for the 2013 STI program, the Compensation Committee set a maximum payment opportunity on 2013 short-term incentive payments for all of our executives equal to 200% of their STI target. To meet technical requirements relating to the Company’s tax deduction under Section 162(m) of the Internal Revenue Code, annual incentive payouts are initially set at this 200% maximum to the extent that performance against any one of the Spectra Energy, Spectra Energy Transmission or business unit financial goals meets the threshold level. To determine actual payouts, however, the Compensation Committee applies the following framework (in conjunction with actual performance against the Company’s financial and operational measures and individual performance evaluations):

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      37

COMPENSATION DISCUSSION AND ANALYSIS 2013 COMPENSATION

The financial and operational measures chosen by the Committee for 2013, and the weighting given to each one, were as follows:

Ongoing EPS is one of the primary measures the investment community uses to value the Company. We define this measure as earnings per share adjusted for the per-share impact of discontinued operations and certain charges and credits that we believe will not be recurring on a regular basis. As shown below, the actual 2012 EPS result was $1.43 and the EPS target for 2013 was set at $1.50, which was $0.07 above actual 2012 results. This higher EPS target for 2013 was based on higher forecasted earnings due primarily to expected capital investment opportunities, and also reflected commodity prices consistent with the forward outlook at the time the target was set. The EPS amount necessary to achieve the maximum payout was set at $1.85, or about 23% above the target, an earnings level that was judged to be possible if financial performance was far superior to our original expectation.

Spectra Energy Transmission EBIT is a measure of the effectiveness of the core business’s ability to generate earnings without considering interest or taxes and excluding our joint venture, DCP Midstream, LLC (DCP Midstream). The effects of commodity price changes, and 44% of the effect of exchange rate fluctuations in Canadian currency, were excluded from the calculation of EBIT to make this measure a clearer gauge of the performance of our four core business units. Target performance was set at a level that matched our corporate forecasts. Maximum performance was set at a level judged to be difficult to achieve, and minimum performance was set at the lowest level that would justify a payout.

38       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS 2013 COMPENSATION

Spectra Energy Transmission ROCE reflects the efficiency and effectiveness of capital deployment in our core business. Our business is capital-intensive and depends on the effective execution of our projects. Our ability to achieve our targeted returns on these projects is vital to the success of our business. We define this measure as our EBIT (excluding results from DCP Midstream) divided by our annual average total debt plus equity minus cash on hand and our investment in DCP Midstream. Target performance was set at a level consistent with corporate forecasts. Similar to other measures, maximum and minimum performance were set, respectively, at levels deemed by the Compensation Committee to be significant challenges or minimally acceptable.

Given the importance of safe and reliable operations, two scorecards were designed to provide alignment and a common culture in all our field and office locations. The first scorecard is the Environmental, Health and Safety Scorecard, which consists of several industry leading and lagging indicators that promote leadership, continuous improvement and a culture of zero injury. Annual targets in these areas are set to achieve incremental improvement in performance over prior years’ results.

To promote leadership in enhancing a safety culture, all management employees developed safety action plans, senior management conducted safety tours, and employees were required to complete all applicable environmental, health and safety training.

We emphasized the importance of a zero injury culture in two areas: our people and our environment. With respect to the first, we measured improvement in frequency rates for recordable employee and contractor injury and for preventable vehicle incidents. With respect to the second, we focused on: ensuring that corrective actions and root cause analyses are developed for recordable incidents, increased reporting of non-recordable incidents, increased fuel efficiency for fleet vehicles, and minimized impacts on our environment.

The second scorecard is the Operational and Capital Project Scorecard, which consists of several goals designed to ensure effective management of capital expansion projects and efficient operations. These measures consisted of: meeting budgeted capital expenditures, achieving budgeted internal rates of return on these projects, effectively managing operational and maintenance costs, measuring the reliability of performance at our compressor stations and processing plants, and maintaining the integrity of our pipelines.

Determination of 2013 Short-Term Incentive Payments

At the end of the 2013 cycle, management prepared a report on the achievement of the financial and operational goals under our STI plan. The Compensation Committee reviewed and approved these results in February 2014, along with any proposed adjustments based on individual performance for each Named Executive Officer. In the case of Named Executive Officers other than our Chief Executive Officer, the Chief Executive Officer made recommendations to the Committee regarding any adjustments based on individual performance. In the case of our Chief Executive Officer, the Committee reviewed and approved his performance against financial and operational objectives and his overall individual performance. Following this process, the Compensation Committee approved the final performance results and payment of incentives to all Named Executive Officers.

The table below shows the level of performance needed to achieve the threshold, target and maximum payouts established for each financial goal, as well as the actual 2013 results and actual payout percentages. As discussed above, for each goal, achievement of the threshold, target and maximum amounts would result in corresponding payout percentages of 50%, 100% and 200%, respectively, of the target level.

For example, an executive’s short-term incentive payment associated with our Spectra Energy Ongoing EPS results, was calculated as 30% of the executive’s target cash incentive opportunity (30% being the weighting assigned to the EPS measure) multiplied by the actual 2013 payout percentage for the EPS measure, which was 140%.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      39

COMPENSATION DISCUSSION AND ANALYSIS 2013 COMPENSATION

In determining final award amounts for Messrs. Ebel, Reddy and Harris, the Compensation Committee also considered other factors driving the Company’s strong performance in 2013, such as the successful delivery of new projects placed into service, including the New Jersey-New York pipeline, the recent dropdown of assets into our master limited partnership, creating one of the largest fee-based master limited partnerships in North America and the successful acquisition of the Express-Platte Pipeline System.

2013 STI AWARDS

Name	Actual Short-Term Incentive Payout	Payout as a Percent of STI Target Opportunity
Gregory L. Ebel	$1,941,204	176%
J. Patrick Reddy	$681,388	154%
Alan N. Harris	$655,677	155%
Reginald D. Hedgebeth	$493,452	131%
Dorothy M. Ables	$413,084	131%

2013 Long-Term Incentive Opportunities

We provide long-term incentive opportunities to our executive officers to achieve an alignment of executive and shareholder interests. These opportunities are designed to incentivize executives to achieve strategic goals that will maximize long-term shareholder value.

The Compensation Committee decided that our long-term incentive program should consist of both a time-based element and a performance-based element. It believes that combining these two forms of awards, with a heavier weighting on the performance element, is an effective means of creating a focus on shareholder return and helping us retain our executive talent in a competitive market. We therefore award performance share units, which generally vest when certain specific performance goals are achieved, in combination with phantom units that generally vest over a three-year period if the grantee remains continuously employed by the Company/affiliates.

Phantom units

Phantom units make up 40% of the annual LTI grant value. These units vest at the end of three years (assuming the executive is still employed with us), at which time they are converted to shares of Spectra Energy common stock. Dividend equivalents are accumulated from the date of grant and paid (in cash) only on the number of phantom units that actually vest.

40       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS 2013 COMPENSATION

Performance share units

For 2013, performance share unit awards continued to make up the remaining 60% of the target value of annual long-term compensation. These units are earned based on how the Company performs over a three-year period relative to our Long-Term Incentive (LTI) Peer Group, which is made up of 18 energy companies:

LTI PEER GROUP

Ameren Corporation	CenterPoint Energy, Inc.	Consolidated Edison, Inc.
Dominion Resources, Inc.	DTE Energy Company	Enbridge Inc.
EQT Corporation	Kinder Morgan, Inc.	NiSource Inc.
National Fuel Gas Company	ONEOK, Inc.	PG&E Corporation
Public Service Enterprise Group	Questar Corp.	Sempra Energy
TransCanada Corporation	The Williams Companies, Inc.	Xcel Energy Inc.

The LTI Peer Group differs from the Compensation Peer Group (shown on page 33) for two reasons:

¡	The two groups serve two different purposes. The Compensation Peer Group provides an informal benchmark of compensation practices of companies with which we compete for executive talent, while the LTI Peer Group provides a measure of our performance compared to companies with which we compete for capital.

¡	In discussions with its consultant, the Compensation Committee determined that the Compensation Peer Group is not large enough to develop a reliable long-term measure of relative corporate performance.

The vesting of performance share unit awards depends on how the TSR of our common stock (a performance metric under our long-term incentive program) compares to TSR results of our LTI Peer Group over a three-year measurement period, as shown below:

The Compensation Committee approved these percentages after reviewing similar plans adopted by many of the companies in the LTI Peer Group, reviewing the historical returns of the LTI Peer Group as well as indices that track energy company performance, and consulting with its independent compensation consultant.

Once earned, half of the performance share units are converted to shares of Spectra Energy common stock and half are paid out in cash, based on the fair market value of Spectra Energy common stock at the time of vesting. This payout design is intended to provide for stock accumulation while also allowing for investment diversification. Dividend equivalents are accumulated from the date of grant and paid (in cash) only on the number of performance share units that actually vest.

For the purpose of determining the number of performance share units and phantom units granted, we use Aon Hewitt’s Total Compensation Management valuation model. Based on this model, adjustments are made to reflect the risk associated with the performance and time vesting conditions, resulting in a discount to 85.97% and 90.97% for performance share units and phantom units, respectively.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      41

COMPENSATION DISCUSSION AND ANALYSIS RETIREMENT AND OTHER BENEFITS

We use this expected value methodology in determining awards because this valuation method represents the benefit or opportunity to the employee. It assigns a prospective dollar value to long-term incentives for various compensation-related purposes including comparison of compensation across companies in a peer group. The value shown in the Summary Compensation Table is calculated using standard accounting methodologies. Under the accounting rules, use of a relative TSR performance measure produces higher accounting expense than awards that vest based on other measures or solely on service.

We believe in strong alignment of executive pay with TSR. This alignment provides competitive long-term incentive opportunities and incentivizes management to focus on the critical value of shareholder returns. Even though it produces higher accounting expense, we have a heavier weighting on relative TSR as a performance metric than the majority of our peers, as we believe it has the strongest alignment with returns our shareholders realize.

The table below shows long-term incentive awards granted to our Named Executive Officers in 2013:

2013 LTI GRANTS

Name	Expected Value of LTI/Equity Grants (as a % of Base Salary)	Number of Performance Share Units Granted	Number of Phantom Units Granted
Gregory L. Ebel	325%	88,000	55,400
J. Patrick Reddy	170%	24,800	15,600
Alan N. Harris	155%	21,600	13,600
Reginald D. Hedgebeth	150%	19,900	12,500
Dorothy M. Ables	125%	13,900	8,700

Determination of 2011-2013 Performance Share Unit Awards

The 2011 performance unit cycle commenced on January 1, 2011 and ended on December 31, 2013. Performance share units vested based on our TSR for this three-year period as compared to the TSR for companies in our 2011 LTI Peer Group (which was the same as the 2013 LTI Peer Group shown on page 41, minus Kinder Morgan, Inc., which was not publicly traded at the beginning of the performance period). Our TSR for the three-year period was 53.88%, which is at the 46.5 percentile of the LTI Peer Group. This resulted in a payout percentage of 91.25%. The following table lists the resulting number of 2011-2013 performance shares that vested and the amount of associated dividend equivalents:

VESTING OF 2011–2013 PERFORMANCE SHARES

Name	Vested Performance Share Units	Dividend Equivalent Payment
Gregory L. Ebel	78,932	$276,262
J. Patrick Reddy	22,266	$77,931
Alan N. Harris	21,354	$74,739
Reginald D. Hedgebeth	19,620	$68,670
Dorothy M. Ables	13,688	$47,908

RETIREMENT AND OTHER BENEFITS

Retirement Benefits

We provide our executives with retirement benefits under the Spectra Energy Retirement Savings Plan, the Spectra Energy Executive Savings Plan, the Spectra Energy Retirement Cash Balance Plan and the Spectra Energy Executive Cash Balance Plan. The Compensation Committee has determined that, based

42       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION POLICIES

on market surveys, these plans are comparable to the benefits provided by our peers and provide an important tool for attracting and retaining our executives. Please refer to “Executive Compensation Tables” for disclosure of the amounts paid to our Named Executive Officers under these plans.

The Spectra Energy Retirement Savings Plan, a “401(k) plan,” is generally available to all our employees in the United States. It is a tax-qualified retirement plan that provides a means for employees to save for retirement on a tax-deferred basis and to receive an employer matching contribution. Earnings on amounts credited to the plan depend on each participant’s investment choices (which may include a Spectra Energy common stock fund).

The Spectra Energy Executive Savings Plan enables executives to defer compensation, and receive employer matching contributions, in excess of the limits of the Internal Revenue Code that apply to qualified retirement plans such as the Spectra Energy Retirement Savings Plan. Investment choices under this plan are similar to those offered to all employees under the Spectra Energy Retirement Savings Plan.

The Spectra Energy Retirement Cash Balance Plan provides a defined benefit beginning at retirement, the amount of which is based on a participant’s cash balance account balance, which grows with monthly pay and interest credits.

The Spectra Energy Executive Cash Balance Plan provides executives with the retirement benefits to which they would be entitled under the Spectra Energy Retirement Cash Balance Plan in the absence of the Internal Revenue Code limits.

Perquisites and Personal Benefits

At the direction of the Board, Mr. Ebel uses the Company aircraft for personal travel in limited circumstances, primarily for business efficiency. Mr. Ebel’s family and guests may accompany him on business and personal trips. Other executive officers are not allowed to initiate personal trips on corporate or chartered aircraft. However, they are permitted to invite their spouses or guests to accompany them on business trips when space is available. When an executive officer’s use of aircraft or a guest’s travel does not meet the Internal Revenue Service’s standard for business use, the cost of that travel is imputed as income to the officer even if it did not result in incremental cost to the Company.

Severance

The Compensation Committee believes that change-in-control severance arrangements serve shareholders’ best interests by diminishing the potential distraction created by the personal uncertainties and risks that may affect our executives’ focus in the context of a potential corporate restructuring or change-in-control transaction. These protections also help assure continuity of management in the event of certain corporate transactions.

However, the Committee believes that executives should not be unduly enriched if change-in-control severance arrangements are triggered. Accordingly, each Named Executive Officer has entered into an agreement with the Company that defines the circumstances under which severance benefits would be paid.

The Compensation Committee approved the terms of these agreements after consultation with its independent compensation consultant and with outside counsel. The agreements include the provisions listed below, which the Compensation Committee considered to be sufficient to achieve its objectives. See also – “Executive Compensation Tables – Potential Payments upon Termination of Employment or Change in Control.”

¡	Agreements are triggered only if there is both a change in control of the Company and a qualifying termination of employment. This feature is commonly called a “double trigger.”

¡	Cash severance benefits are limited to two times annual salary plus two times annual target cash incentive.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      43

COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION POLICIES

¡	Medical, dental and life insurance are continued during the two years following severance.

¡	A lump sum payment is provided for company savings plan and pension plan contributions.

¡	There is no provision to gross up excise taxes that may be triggered under Section 4999 of the Internal Revenue Code. However, severance payments may be reduced to a level that does not trigger the excise tax if this results in greater net after-tax benefits for the executive than if severance benefits were not reduced and excise tax was paid.

¡	Executives are subject to certain non-competition and non-solicitation provisions.

OTHER COMPENSATION POLICIES

Stock Ownership Policy

We have adopted a stock ownership policy for outside directors, executive officers and other key employees who receive long-term incentives. We believe that our executives and outside directors should be required to own shares of Spectra Energy in order to establish an alignment between their interests and the interests of our shareholders. The director or employee is required to satisfy the ownership target within five years after becoming subject to the policy. To reinforce the importance of stock ownership, employees who do not achieve their ownership targets by a preset date become ineligible for future long-term incentives unless they apply all short-term incentive payments to the purchase of our common stock until the ownership target is achieved. In addition, we will deliver shares of stock in lieu of an annual retainer for outside directors who do not achieve the ownership target by the applicable date.

The following table summarizes our stock ownership policy for our executive officers and directors. All Named Executive Officers have exceeded their aggregate stock ownership requirement under this policy.

STOCK OWNERSHIP REQUIREMENTS

Position	Number of Shares
Chairman	22,500
Outside Directors	15,000
President and Chief Executive Officer	200,000
Other Named Executive Officers	70,000
All Other Executives Subject to Guidelines	2,000-30,000

Derivative Transactions

Our stock trading policy applies to transactions in any securities that derive their value from our common stock or any of our debt securities. To avoid even the appearance of insider trading, this policy permits trading by our directors and executives in our securities only during a 30-day window following our quarterly or annual earnings release and only after obtaining preclearance from our Chief Executive Officer or general counsel. In addition, because of the inherent potential for abuse, this policy restricts our directors and executives from entering into short-swing transactions, short sales, or the use of derivative securities, hedging transactions or margin accounts when such accounts or transactions relate to our securities.

Tax and Accounting Implications of Our Compensation Program

Deductibility of Executive Compensation

The Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company generally may

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COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION POLICIES

not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. However, the $1 million limit does not apply to performance-based compensation that is paid pursuant to shareholder-approved plans and is approved by directors who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. However, to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders, the Committee may from time to time approve payments that cannot be deducted. For example, phantom units awarded to certain employees under our Long-Term Incentive Plan may not be deductible for federal income tax purposes, depending on the amount and type of other compensation these employees receive.

Accounting for Stock-Based Compensation

In accounting for employee awards, equity classified stock-based compensation cost is measured at the grant date based on the fair value of the award and is generally recognized as expense over the period beginning on the date the award is granted and ending on the earlier of the date the award vests or the date the employee becomes retirement-eligible. For accounting purposes, awards granted to retirement-eligible employees are deemed to vest on the grant date and their cost is recognized at that time. Liability classified stock-based compensation cost is re-measured at each reporting period and is recognized as expense over the requisite service period. In granting options and other long-term incentive awards, the Committee considers the associated expenses.

Internal Revenue Code Section 409A

To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we endeavor to ensure that, if applicable, the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy the Section 409A requirements could subject the executives receiving such nonqualified deferred compensation to a 20% excise tax.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      45

Compensation Tables

This section provides information regarding the compensation of our Named Executive Officers for 2011 through 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Gregory L. Ebel(5) President and Chief Executive Officer	2013	1,094,167	—	4,841,116	—	1,941,204	249,233	175,023	8,300,743
	2012	1,056,667	—	4,964,770	—	798,753	1,191,361	214,406	8,225,957
	2011	1,015,000	—	4,193,633	—	1,344,379	986,712	242,610	7,782,334
J. Patrick Reddy Chief Financial Officer	2013	588,788	—	1,363,936	—	681,388	99,231	67,069	2,800,412
	2012	571,188	—	1,276,201	—	323,117	132,272	88,747	2,391,525
	2011	555,000	—	1,182,836	—	552,117	130,232	92,896	2,513,081
Alan N. Harris Chief Development and Operations Officer	2013	562,749	—	1,188,328	—	655,677	246,465	61,698	2,714,917
	2012	545,925	—	1,220,614	—	308,824	208,321	77,324	2,361,008
	2011	530,450	—	1,132,362	—	527,531	215,643	141,893	2,547,879
Reginald D. Hedgebeth General Counsel and Chief Ethics & Compliance Officer	2013	535,428	—	1,093,921	—	493,452	78,983	64,905	2,266,689
	2012	519,421	—	1,123,870	—	384,654	123,948	64,693	2,216,586
	2011	504,700	—	1,042,423	—	446,956	104,034	73,041	2,171,154
Dorothy M. Ables Chief Administrative Officer	2013	448,223	—	763,169	—	413,084	85,836	47,492	1,757,804
	2012	434,825	—	785,266	—	213,182	195,822	62,757	1,691,852
	2011	422,500	—	726,006	—	374,161	188,749	56,558	1,767,974

(1)	Stock Awards column reflects the aggregate grant date fair value of performance share units and phantom units awards granted each year, computed in accordance with the provisions of FASB ASC Topic 718. The aggregate dollar amount was determined without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 23 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2013 regarding assumptions underlying the valuation of equity awards. If the performance share units vested at the maximum level, the following represents the maximum value that would be payable on the performance share units granted in 2013, based on the closing stock price of our common stock on the grant date of these awards for Messrs. Ebel, Reddy, Harris, and Hedgebeth and Ms. Ables: $5,234,240, $1,475,104, $1,284,768, $1,183,652 and $826,772, respectively.

(2)	Non-Equity Incentive Plan Compensation column includes amounts payable under the Spectra Energy Executive STI Plan with respect to the 2013, 2012 and 2011 performance periods. Unless deferred, these amounts were paid, respectively, in February 2014, March 2013 and March 2012.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the change in value during the twelve-month period ending on December 31 of each year. For the period beginning on January 1, 2013 and ending on December 31, 2013, these changes were as follows for each Named Executive:

	Gregory L. Ebel ($)	J. Patrick Reddy ($)	Alan N. Harris ($)	Reginald D. Hedgebeth ($)	Dorothy M. Ables ($)
Change in actuarial present value of accumulated benefit under the Spectra Energy Retirement Cash Balance Plan	21,537	24,060	159,833	18,578	146,397
Change in actuarial present value of accumulated benefit under the Spectra Energy Executive Cash Balance Plan	169,778	75,171	86,632	60,405	(60,561)
Change in actuarial present value of accumulated benefit under the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies	(8,083)	—	—	—	—
Change in actuarial present value of accumulated benefit under the Spectra Energy Supplemental Pension Plan	66,001	—	—	—	—
Total	249,233	99,231	246,465	78,983	85,836

46       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION TABLES

(4)	All Other Compensation column includes the following for 2013:

	Gregory L. Ebel ($)	J. Patrick Reddy ($)	Alan N. Harris ($)	Reginald D. Hedgebeth ($)	Dorothy M. Ables ($)
Matching contributions under the Spectra Energy Retirement Savings Plan	15,300	15,300	15,300	15,300	15,300
Make-whole matching contribution credits under the Spectra Energy Corp Executive Savings Plan	98,275	39,364	36,994	39,905	24,334
Premiums for life insurance coverage provided under life insurance plans	1,710	7,524	7,524	1,710	4,358
Matching charitable contributions made in the name of the executive under Spectra Energy’s matching gift policy	7,000	—	—	3,000	3,500
Personal use of Company aircraft	49,288	4,881	1,880	4,990	—
Tax return preparation services	3,450	—	—	—	—
Total	175,023	67,069	61,698	64,905	47,492

The amounts shown as “Personal use of Company aircraft” reflect the personal use of the Company’s aircraft by the Named Executive Officers. When travel costs did not meet the IRS standard for “business use,” income was imputed to the officer even though such travel may not have resulted in incremental cost to Spectra Energy. The methodology used to compute the incremental cost of this benefit was based on the hourly variable cost for the use of the aircraft, plus any tax deduction disallowance.

(5)	A portion of Mr. Ebel’s pension value for 2013, 2012 and 2011 was provided in Canadian dollars and has been converted to U.S. dollars using the Bloomberg spot rate of $0.9414 on December 31, 2013, $.9921 on December 31, 2012 and $1.0213 on December 31, 2011.

2013 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory L. Ebel			550,000	1,100,000	2,200,000
	2/19/2013	2/18/2013				44,000	88,000	176,000		$3,193,520
	2/19/2013	2/18/2013							55,400	$1,647,596
J. Patrick Reddy			221,873	443,745	887,490
	2/19/2013	2/18/2013				12,400	24,800	49,600		$899,992
	2/19/2013	2/18/2013							15,600	$463,944
Alan N. Harris			212,061	424,121	848,243
	2/19/2013	2/18/2013				10,800	21,600	43,200		$783,864
	2/19/2013	2/18/2013							13,600	$404,464
Reginald D. Hedgebeth			188,314	376,628	753,256
	2/19/2013	2/18/2013				9,950	19,900	39,800		$722,171
	2/19/2013	2/18/2013							12,500	$371,750
Dorothy M. Ables			157,644	315,287	630,574
	2/19/2013	2/18/2013				6,950	13,900	27,800		$504,431
	2/19/2013	2/18/2013							8,700	$258,738

(1)	This column shows the potential payout opportunities established for the 2013 performance period under the terms of the Spectra Energy Executive STI Plan. The actual amounts paid to each executive under the plan for 2013 are disclosed in the Summary Compensation Table.

(2)	Awards were made in units of Spectra Energy common stock and were granted under the terms of the Spectra Energy Corp 2007 Long-Term Incentive Plan, as amended and restated.

(3)	All awards reflected in this column were computed in accordance with FASB ASC Topic 718. The per share full grant date fair value of the phantom units and performance share units granted on February 19, 2013 is $29.74 and $36.29, respectively.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      47

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory L. Ebel	76,700		$25.64	2/27/2017	160,500	$5,717,010	170,200	$6,062,524
J. Patrick Reddy(4)					47,620	$1,696,224	45,900	$1,634,958
Alan N. Harris	61,900		$25.64	2/27/2017	40,700	$1,449,734	41,800	$1,488,916
Reginald D. Hedgebeth					37,500	$1,335,750	38,500	$1,371,370
Dorothy M. Ables	33,400		$25.64	2/27/2017	26,100	$929,682	26,900	$958,178

(1)	For options expiring on February 27, 2017, the exercise price is equal to the closing price of our common stock on the date of grant.

(2)	Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables received Spectra Energy phantom units on February 19, 2013, February 21, 2012 and February 22, 2011 which, subject to certain exceptions, vest on the third anniversary of the date of grant.

(3)	Messrs. Ebel, Reddy, Harris and Hedgebeth and Ms. Ables received performance share units on February 19, 2013 and February 21, 2012 which, subject to certain exceptions, are eligible for vesting on December 31, 2015 and December 31, 2014, respectively. As directed by Instruction 3 to Item 402(f)(2) of the SEC’s Regulation S-K, performance share units are listed at the targeted number of units.

(4)	On January 2, 2009, Mr. Reddy received a grant of 18,100 phantom units which, subject to certain exceptions, vest in five equal installments on the first five anniversaries of the date of grant.

2013 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Gregory L. Ebel
Spectra Energy	4,300	73,573	144,532	5,351,061
J. Patrick Reddy
Spectra Energy	—	—	47,386	1,724,456
Alan N. Harris
Spectra Energy	2,300	38,891	42,854	1,570,675
Reginald D. Hedgebeth
Spectra Energy	—	—	39,420	1,444,635
Dorothy M. Ables
Spectra Energy	—	—	27,488	1,007,412

(1)	Calculated based on the closing price of a share of Spectra Energy common stock on the date of option exercise.

(2)	Time-vested shares included in this column are 65,600 to Mr. Ebel, 25,120 to Mr. Reddy, 21,500 to Mr. Harris, 19,800 to Mr. Hedgebeth and 13,800 to Ms. Ables and the remainder are 50% settled in shares and cash.

(3)	Calculated based on the closing price of a share of common stock on the respective vesting date; includes the following cash payments for dividend equivalents on earned phantom and performance share units, which were paid upon vesting: $490,118 to Mr. Ebel, $163,243 to Mr. Reddy, $144,829 to Mr. Harris, $133,218 to Mr. Hedgebeth, and $92,896 to Ms. Ables.

48       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION TABLES

PENSION BENEFITS

This section contains information regarding benefits available to our named executives under the Company’s pension and retirement plans.

Spectra Energy Retirement Cash Balance Plan and Executive Cash Balance

We provide pension benefits that are intended to assist our retirees with their retirement income needs. This section contains a detailed description of the plans that make up our pension program.

Each of the Named Executive Officers actively participated in pension plans sponsored by us or an affiliate in 2013. This included the Spectra Energy Retirement Cash Balance Plan (RCBP), a noncontributory, defined benefit retirement plan that is intended to qualify under Section 401(a) of the Internal Revenue Code. The RCBP generally covers non-bargaining employees of the Company and its affiliates, and provides benefits under a “cash balance account” formula.

Each of the Named Executive Officers who participates in the RCBP has satisfied the requirements for receiving his or her account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to the hypothetical account at the time of benefit commencement. Payment is also available in the form of an annuity based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits, as follows:

Age and service	Percentage of eligible monthly compensation*
Participants with combined age and service of less than 35 points	4%
Participants with combined age and service of 35 to 49 points	5%
Participants with combined age and service of 50 to 64 points	6%
Participants with combined age and service of 65 or more points	7%

*	For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k) or cafeteria plan. It does not include severance pay (including payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long-term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and certain other compensation items.

If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly. The interest rate is determined quarterly based upon the 30-year Treasury rate, but with a 4% minimum and a 9% maximum.

A participant’s RCBP benefit may not be less than the amount determined under certain prior benefit formulas (including optional forms). In addition, the benefit is subject to benefit and compensation limits under the Internal Revenue Code.

Each of our Named Executive Officers was also eligible to participate in the Spectra Energy Executive Cash Balance Plan (ECBP), a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (a) compensation in excess of the Internal Revenue Code’s annual compensation limit ($255,000 for 2013) for the determination of pay credits under the RCBP, (b) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($205,000 for 2013) under the Internal Revenue Code that applies to the RCBP, and (c) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      49

COMPENSATION TABLES

completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with the Company.

We have established a grantor trust that is subject to the claims of our creditors into which funds related to the ECBP are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

Pension Choices Plan for Employees of Westcoast Energy Inc. and Spectra Energy Supplemental Pension Plan

Mr. Ebel participated in the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies (Pension Plan), and the Spectra Energy Supplemental Executive Retirement Plan (SERP) while he resided in Canada prior to 2007. The Pension Plan is registered under the Income Tax Act and under the Pension Benefits Act (Ontario). The executive component of the Pension Plan is a non-contributory defined benefit plan that provides a pension based on 2% of the annualized average of the executive’s highest consecutive 36 months’ salary and cash incentive multiplied by his or her years of service while located in Canada. The Income Tax Act imposes a limit on the amount of benefits that can be paid from a registered pension plan.

The SERP is primarily intended to restore benefits under the Pension Plan to the level that would be available absent this limit. Mr. Ebel’s benefit accruals related to the Duke SERP were transferred to the Spectra Energy SERP effective with the spin-off. SERP benefits are paid from the general revenues of Spectra Energy as a life annuity. Effective with Mr. Ebel’s transfer to the U.S., Mr. Ebel began participating in the Spectra Energy RCBP, and his active participation in the Pension Plan was suspended, although compensation (but not additional service) with Spectra Energy will be used in the calculation of his Pension Plan and SERP benefit. The table provides information, determined as of December 31, 2013, about each plan that provides for payments or other benefits to our named executives at, following or in connection with retirement:

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory L. Ebel	Spectra Energy Retirement Cash Balance Plan	16.00	221,202	—
	Spectra Energy Executive Cash Balance Plan	16.00	812,173	—
	Pension Choices Plan for Employees of Westcoast Energy Inc.	6.48	184,603	—
	Spectra Energy Supplemental Pension Plan	6.48	2,389,212	—
J. Patrick Reddy	Spectra Energy Retirement Cash Balance Plan	5.00	115,152	—
	Spectra Energy Executive Cash Balance Plan	5.00	382,836	—
Alan N. Harris	Spectra Energy Retirement Cash Balance Plan	31.13	799,356	—
	Spectra Energy Executive Cash Balance Plan	31.13	776,977	—
Reginald D. Hedgebeth	Spectra Energy Retirement Cash Balance Plan	4.76	103,699	—
	Spectra Energy Executive Cash Balance Plan	4.76	284,433	—
Dorothy M. Ables	Spectra Energy Retirement Cash Balance Plan	28.36	623,984	—
	Spectra Energy Executive Cash Balance Plan	28.36	661,436	—

50       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION TABLES

Spectra Energy Executive Savings Plan

Under the Spectra Energy Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Spectra Energy Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may request an accelerated distribution upon an “unforeseeable emergency.” In general, participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investment options available under the Spectra Energy Retirement Savings Plan, including in a Spectra Energy Common Stock Fund. Deferrals of equity awards are credited with earnings and losses based on the performance of the Spectra Energy Common Stock Fund. We have established a grantor trust that is subject to the claims of our creditors into which funds related to the Spectra Energy Executive Savings Plan are deposited; an independent trustee manages these funds under guidelines provided by the Company.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
Gregory L. Ebel	164,455	98,275	198,956	—	1,685,075
J. Patrick Reddy	1,564,300	39,364	514,451	—	2,471,021
Alan N. Harris	74,804	36,994	457,046	—	1,830,934
Reginald D. Hedgebeth	58,897	39,905	69,499	—	497,381
Dorothy M. Ables	16,684	24,334	194,012	—	1,130,934

(1)	The table reflects contributions made to the Spectra Energy Executive Savings Plan. Executive contributions credited to the plan in 2013 include amounts reported as “Salary” in the Summary Compensation Table as well as “Non-Equity Incentive Plan Compensation” paid in 2013 but reported in the table as compensation earned in 2012. Amounts may also include elective deferrals of awards earned under our Long-Term Incentive Plan and payable in 2013.

(2)	Reflects matching contribution credits made in 2013 under the plan with respect to elective salary deferrals made by executives during 2013.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Under certain circumstances, each Named Executive Officer would be entitled to compensation if his or her employment were to terminate. The amount of compensation is contingent upon a variety of factors, including the circumstances of the termination. The agreements and terms of awards affecting this type of compensation are described below, followed by a table that estimates the amount that would become payable to each Named Executive Officer as a result of a change in control or a termination of employment, assuming a termination was effective as of December 31, 2013. The actual amounts that would be paid can be determined only at the time of the Named Executive Officer’s termination of employment.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      51

COMPENSATION TABLES

Effect of Termination on Long-Term Incentive Awards

The following table summarizes the consequences that would occur in the event of a change in control or the termination of employment of a Named Executive Officer under our long-term incentive award agreements, without giving effect to the change in control agreements described below.

Event	Consequences
Change in Control	Phantom Units – continue to vest Performance Share Units – award vests based on target performance
Termination with cause	Phantom and Performance Share Units – executive’s right to unvested portion of award terminates immediately
Voluntary termination (not retirement eligible)	Phantom and Performance Share Units – executive’s right to unvested portion of award terminates immediately
Involuntary termination without cause (not retirement eligible)	Phantom Units – prorated portion of award vests Performance Share Units – prorated portion of award vests based on actual performance after performance period ends
Voluntary termination or involuntary termination without cause (retirement eligible)	Phantom Units – prorated portion of award continues to vest Performance Share Units – prorated portion of award vests based on actual performance after performance period ends
Involuntary termination after a Change in Control	Phantom Units – award vests Performance Share Units – award vests based on target performance
Termination due to Death or Disability	Phantom Units – award vests Performance Share Units – award vests based on target performance

Change in Control Agreements

Each Named Executive Officer has entered into a change in control agreement with the Company. The agreements have an initial term of two years, and automatically extend for a year starting on the first anniversary of the date of the agreements. The Company or the Named Executive Officers can terminate the agreements following the initial two-year term, after providing 6 months advance written notice.

The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” of the Company, other than termination: (1) by the Company for “cause;” (2) by reason of death or disability; or (3) of the executive for other than “good reason” (each such term as defined in the agreements). Payments and benefits include: (1) a lump-sum cash payment equal to a pro-rata amount of the executive’s target cash incentive for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual cash incentive opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason;” (3) continued medical, dental and basic life insurance

52       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION TABLES

coverage for a two-year period (which can also be provided through a third-party insurer); and (4) a lump-sum cash payment representing the amount the Company would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during such two year period. In addition, under certain circumstances, the agreements may provide for continued vesting of certain long-term incentive awards for two additional years.

Under the change in control agreements, each Named Executive Officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code, if this reduction would cause the executive to receive a larger after-tax amount than if no reduction were made. In the event a Named Executive Officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year non-competition and non-solicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      53

COMPENSATION TABLES

Potential Payments Upon Termination of Employment or a Change in Control Table

The amounts listed in the following table have been estimated based on a variety of assumptions, and the actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s termination of employment. Amounts shown do not include compensation to which each Named Executive Officer would be entitled without regard to his or her termination of employment, including (a) base salary and short-term incentives that have been earned but not yet paid, and (b) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

With respect to a Named Executive Officer who is covered by a change in control agreement, the amounts shown do not reflect any reduction in payments that might be made so that the excise tax under Section 4999 of the Internal Revenue Code would not apply.

Name and Triggering Event(1)	Cash Severance Payment(2) ($)	Incremental Retirement Plan Benefit(3) ($)	Welfare and Similar Benefits(4) ($)	Stock Awards(5) ($)	Option Awards ($)	Total ($)
Gregory L. Ebel
Change in Control	—	—	—	6,314,431	—	6,314,431
Voluntary termination or termination with cause	—	—	42,308	—	—	42,308
Involuntary termination without cause	—	—	42,308	3,884,271	—	3,926,579
Involuntary or good reason termination after a CIC	4,400,000	760,119	77,719	12,359,478	—	17,597,316
Death or Disability	—	—	42,308	12,359,478	—	12,401,786
J. Patrick Reddy
Change in Control	—	—	—	1,701,644	—	1,701,644
Termination with cause	—	—	79,647	—	—	79,647
Voluntary or involuntary termination without cause	—	—	79,647	1,244,321	—	1,323,968
Involuntary or good reason termination after a CIC	2,070,810	352,563	111,728	3,507,410	—	6,042,511
Death or Disability	—	—	79,647	3,507,410	—	3,587,057
Alan N. Harris
Change in Control	—	—	—	1,550,797	—	1,550,797
Termination with cause	—	—	76,124	—	—	76,124
Voluntary or involuntary termination without cause	—	—	76,124	1,030,092	—	1,106,216
Involuntary or good reason termination after a CIC	1,979,233	336,538	111,535	3,085,139	—	5,512,445
Death or Disability	—	—	76,124	3,085,139	—	3,161,263
Reginald D. Hedgebeth
Change in Control	—	—	—	1,428,360	—	1,428,360
Voluntary termination or termination with cause	—	—	20,694	—	—	20,694
Involuntary termination without cause	—	—	20,694	924,262	—	944,956
Involuntary or good reason termination after a CIC	1,829,336	291,188	56,105	2,842,144	—	5,018,773
Death or Disability	—	—	20,694	2,842,144	—	2,862,838

54       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

COMPENSATION TABLES

Name and Triggering Event(1)	Cash Severance Payment(2) ($)	Incremental Retirement Plan Benefit(3) ($)	Welfare and Similar Benefits(4) ($)	Stock Awards(5) ($)	Option Awards ($)	Total ($)
Dorothy M. Ables
Change in Control	—	—	—	998,002	—	998,002
Voluntary termination or termination with cause	—	—	60,632	—	—	60,632
Involuntary termination without cause	—	—	60,632	660,873	—	721,505
Involuntary or good reason termination after a CIC	1,531,394	258,177	85,779	1,981,967	—	3,857,317
Death or Disability	—	—	60,632	1,981,967	—	2,042,599

(1)	Amounts in the table represent obligations of the Company under agreements currently in place, and valued as of December 31, 2013.

(2)	Amounts payable under the terms of the Named Executive Officer’s change in control agreement, not including accrued salary and cash incentive payments earned but not paid through December 31, 2013 (these amounts are reflected in the Summary Compensation Table, however ).

(3)	Pursuant to the Named Executive Officers’ change in control agreements, this column represents the additional amounts that would be credited and vested in respect of the Spectra Energy Retirement Cash Balance Plan, Spectra Energy Executive Cash Balance Plan, Spectra Energy Retirement Savings Plan and the Spectra Energy Executive Savings Plan if the Named Executive Officer continued to be employed by Spectra Energy for two additional years, at his or her rate of base salary plus target bonus percentage as in effect on December 31, 2013.

(4)	Amounts include the maximum accrued vacation allowed under Company policy and the amount that would be paid to each Named Executive Officer who has entered into a change in control agreement in lieu of providing continued welfare benefits for 24 months.

(5)	Amounts that would result from the acceleration of the vesting of previously awarded stock and any associated dividend equivalent payments due upon vesting. For Messrs. Reddy and Harris and Ms. Ables, who are retirement eligible, amounts also include the continued vesting of previously awarded phantom units after the applicable termination event.

The amounts shown above with respect to the Company’s outstanding stock awards were calculated based on a variety of assumptions, including the following: (a) the Named Executive Officer terminated employment on the last day of 2013; (b) a stock price for our common stock equal to $35.62, which was the closing price on the last trading day of 2013; (c) the continuation of our dividend at the rate in effect on December 31, 2013; and (d) performance at the target level with respect to performance share units.

Current Equity Compensation Plan Information

The following table contains information, as of December 31, 2013, about securities to be issued upon the exercise of outstanding options, warrants and rights under our equity compensation plans, along with the weighted-average exercise price of the outstanding options, warrants and rights and the number of securities remaining available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a))(c)(1)
Equity compensation plans approved by security holders	1,532,368	$25.20	13,142,703
Equity compensation plans not approved by security holders	—	—	—
Total	1,532,368	$25.20	13,142,703

(1)	Represents shares available for issuance for awards of phantom unit awards, performance share unit awards or options under the Spectra Energy Corp 2007 Long-Term Incentive Plan, as amended and restated. In the case of performance share units, amounts assume target performance.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      55

Shareholder Proposals

PROPOSAL 4: SHAREHOLDER PROPOSAL-POLITICAL CONTRIBUTIONS

The Nathan Cummings Foundation (the “Foundation”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018, has notified Spectra Energy that it intends to present the resolution set forth below at the Annual Meeting for action by the shareholders. Neva Goodwin is a co-filer for this proposal and is the beneficial owner of the Company’s common stock as of November 19, 2013, with a market value in excess of $2,000. The Foundation’s supporting statement for the resolution, along with the Board’s statement in opposition is set forth below. As of November 11, 2013, the Foundation owned 1,231 shares of the Company’s common stock having a market value in excess of $2,000.

Resolved:  That the shareholders of Spectra Energy (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Supporting Statement:  As long-term shareholders of Spectra Energy, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value.

Spectra Energy discloses total corporate political contributions of $116,795 in Canada and the United States in 2012. However, this does not provide a complete picture of the Company’s political spending. Individual recipients are unknown and undisclosed, as are the Company’s payments to trade associations used for political activities.

The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Noble Energy, ConocoPhillips and Exelon, that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

56       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

SHAREHOLDER PROPOSALS

The board of directors unanimously recommends that you vote “AGAINST” Proposal 4 for these reasons.	AGAINST

Opposition Statement of the Company

This proposal is identical to a proposal that was submitted by the same shareholder proponent and was included in our 2013 Proxy Statement. Supporting the Board’s opposition to the Proposal, a significant majority of our shareholders voted against this Proposal at our 2013 Annual Meeting.

Our approach to political engagement and related governance practices is guided by what is in the best interest of our shareholders, the Company, its employees, customers and other key stakeholders. These interests are best served when we engage constructively in the political process to support policies that create shareholder value and further our business interests. We are committed to the highest standards of ethical conduct and to compliance with applicable laws in our involvement in the political process. We also are committed to providing shareholders and other interested parties with information about our political activity.

Following considerable engagement with our shareholders, including The Nathan Cummings Foundation, the proponent of this Proposal, in February 2013, we enhanced and published our political contributions policy on our website at http://investors.spectraenergy.com/phoenix.zhtml?c=204494&p=irol-govHighlights. The political contributions policy, as well as our Code of Business Ethics, which is also available on our website at http://investors.spectraenergy.com/phoenix.zhtml?c=204494&p=irol-govHighlights, set out the governance principles and standards for participation in the political process by the Company and its employees and substantially address the concerns raised by this Proposal.

In our sustainability report, we regularly publish the details of the Company’s public policy positions, advocacy priorities and aggregate political contribution amounts, among other information, which we believe fulfill the proponent’s request for transparency and accountability. Our 2012 Sustainability Report, published in May 2013, is available at www.spectraenergy.com/sustainability, with the next report scheduled for release in May 2014.

As expressly stated in our political contributions policy, we follow Federal laws in both Canada and the United States which place limits on a company’s ability to participate in the political process, and as such, we do not contribute corporate funds directly to federal political candidates, committees or parties in either jurisdiction. On a limited basis, we may use corporate funds in the United States to make contributions to 527 organizations (tax-exempt organizations that engage in political activities).

We also participate in business and industry forums, such as trade associations, which provide an appropriate and cost-effective means to share our perspective on matters important to our business and our shareholders’ interests. The trade associations where we have a greater level of participation are listed in our Sustainability Report and are on our website. In all of these efforts, we advocate for our industry by lending our resources, knowledge and influence to encourage understanding and appreciation for the important role natural gas, natural gas liquids and oil are playing in achieving North America’s energy, environmental and economic goals – and to spur positive policy and action toward that end.

Our governance practices ensure accountability for the Company’s political activity. All of our proposed political contributions are reviewed and approved by a senior business unit government affairs officer and, in some instances, by the President of the relevant business unit or our Chief Executive Officer. Our political spending policies and practices, as well as our public policy positions, advocacy priorities and aggregate political contributions also are reviewed annually by our Board.

We believe that the disclosure enhancements we made in 2013 are responsive to the request made in the Proposal and represent corporate best practices. We continue to provide ample disclosure about our participation in the political process, and our internal governance practices ensure accountability for the Company’s political contributions and related expenditures.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      57

SHAREHOLDER PROPOSALS

PROPOSAL 5: SHAREHOLDER PROPOSAL-

METHANE EMISSIONS TARGET

Trillium Asset Management, LLC (“Trillium”), located at 711 Atlantic Ave., Boston, MA 02111, on behalf of Daniel Ballin and Mia MacColin, has notified Spectra Energy that it intends to present the resolution set forth below at the Annual Meeting for action by the shareholders. As of November 20, 2013, Mr. Ballin and Ms. MacColin owned the Company’s common stock having a market value in excess of $2,000.

Methane Emissions Targets

Whereas:

Over a 20-year period, methane’s impact on temperature is 86 times that of carbon dioxide and therefore contributes significantly to climate change. The oil and gas industry accounts for 70% of energy-related methane emissions.

Studies from Cornell, the University of Colorado and the University of Texas, among others, estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering attention from Forbes and The New York Times.

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the International Energy Agency (IEA) that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost” and help keep the increase in global mean temperature below 2 degrees Celsius. All four policies “rely only on existing technologies”, “have already been adopted and proven in several countries”, and “would not harm economic growth in any country or region”.

The IEA highlights the risk of failing to implement best practice measurement and disclosure of methane emissions in its 2012 report “Golden Rules for a Golden Age of Gas.” The IEA recommends oil and gas producers undertake a set of actions “necessary to realise the economic and energy security benefits while meeting public concerns” of unconventional gas development. One of these actions is to “eliminate venting, [and] minimise flaring and other emissions,” and it recommends producers “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

The IEA also states “public authorities need to consider imposing restrictions on venting and flaring.” A failure by companies to proactively reduce methane emissions may invite more rigorous regulations.

In November 2013 Colorado proposed new regulations, with industry support, focusing on methane emissions and requiring companies to capture 95 percent of their hydrocarbon emissions and if flaring, to burn off 98 percent of the hydrocarbons.

Approximately ninety percent of Spectra Energy’s business is natural gas gathering, processing, storage and transportation. We believe its social license to operate may be at risk, and the company has a responsibility to set clear and public emission targets. We recognize some operations may incorporate best practice management; however, the risk of leaks at high growth or select geographies can negate best practices elsewhere.

Benefits of reducing methane emissions include worker safety improvements, maximizing available energy resources, protecting human health, reducing environmental impacts, and reducing economic waste. Upgrading assets may also improve performance, making equipment more robust and less susceptible to accidents, upsets and downtime. Significant reductions in methane emissions are possible using new technologies with positive return on investment.

Resolved:  Shareholders request Spectra Energy set reduction targets for methane emissions resulting from all operations under the company’s financial or operational control by October 2014.

58       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

SHAREHOLDER PROPOSALS

The board of directors unanimously recommends that you vote “AGAINST” Proposal 5 for these reasons.	AGAINST

Opposition Statement of the Company

Supporting the Board’s opposition to the Proposal, a significant majority of our shareholders voted against a similar proposal at our 2013 Annual Meeting. We consider environmental stewardship a fundamental business priority and are committed to delivering our services in a safe, environmentally responsible and transparent manner. Following significant engagement with our shareholders, including the proponent, we enhanced the disclosure on our website in which we describe our methane management practices. This disclosure is available on our website at http://www.spectraenergy.com
/content/documents/Sustainability/Spectra
-Energy-Methane_Overview-Oct2013_FINAL.pdf. The proponent itself recently acknowledged our commitment in this area in another proposal submitted to another company and stated that “… Spectra Energy has taken meaningful steps towards measuring and disclosing emissions.” We have undertaken many initiatives, which reflect regulatory programs’ best practices, aimed at reducing emissions. These initiatives include the following:

¡	Reducing greenhouse gas emissions, including methane by more than 5.3 million metric tons from 2007-2011, with a focus on operational efficiencies; operating eight carbon capture and storage facilities; and providing energy efficiency and management programs for customers;

¡	Conserving more than 495 million cubic meters of natural gas and lowering our customers’ energy costs by $1.4 billion from 2007-2011 through Union Gas’ energy management programs;

¡	Reducing our air pollutant emissions by 24 percent since 2007; and

¡	Voluntarily collecting and reporting greenhouse gas emissions (GHG) from all of our transmission operations, creating an inventory of emission sources from all of our gas transmission operations which helps us identify potential reduction opportunities and develop mitigating strategies.

While we are committed to continuously improving the way we manage emissions from our facilities, it is equally important to balance our environmental responsibility with sound business decisions and effective fiscal responsibility. This Proposal requires unnecessary and imprudent use of the Company’s human and financial resources, and seeks to place arbitrary limitations on the Company’s operations in ways that are inconsistent with current regulatory requirements – particularly in light of the many initiatives that we have undertaken and continue to undertake to reduce methane emissions.

Our commitment to continuous improvement extends to partnerships that foster innovation and promote energy efficiency solutions and has garnered recognition of the Company for our strong commitment to environmental responsibility. In the U.S., we participate in the Environmental Protection Agency’s Natural Gas Star Program to share best practices for methane technologies. We were named to the CDP Global 500 Climate Performance Leadership Index and the S&P 500 Climate Performance Leadership Index most recently in 2013. In addition, we were named to the CDP Global 500 Climate Disclosure Leadership Index in 2009, 2012 and 2013, and the S&P 500 Climate Disclosure Index for the last five years. Our distribution business in Canada engages our retail, industrial and commercial customers in demand side management programs that result in reduction of methane emissions. Our operations in British Columbia work with the Pacific Carbon Trust to develop new operations practices to reduce methane emissions associated with pipeline maintenance activities. We believe our existing policies and practices address the Proposal’s request and achieve the essential objectives of the Proposal.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      59

Other Information

NYSE LISTING STANDARDS

Because our common stock is listed on the New York Stock Exchange, we are subject to the NYSE’s regulations regarding corporate governance and other matters. As of the date of this proxy statement we are in compliance with all applicable NYSE regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons owning more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership of the Company’s equity securities and of certain changes in that beneficial ownership. We prepare and file these reports on behalf of our directors and executive officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2013 with the exception of one late filing for Mr. Douglas P. Bloom.

PROPOSALS AND BUSINESS BY SHAREHOLDERS

If you wish to submit a proposal for inclusion in the proxy statement for our 2015 Annual Meeting of Shareholders, we must receive it by November 6, 2014.

In addition, if you wish to introduce business at our 2015 Annual Meeting (other than proposals to be included in the proxy statement), you must send us written notice of the matter. Your notice must comply with the requirements of our By-laws, and we must receive it no earlier than December 16, 2014 and no later than January 15, 2015. The individuals named as proxy holders for our 2015 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or notice should be mailed to our Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056.

DIRECTOR INDEPENDENCE STANDARDS FOR RELATIONSHIPS DEEMED

IMMATERIAL

As noted on page 14, the Board has adopted categorical standards under which certain relationships are deemed not to impair a director’s independence. Those standards are as follows:

Relationship	Requirements for Immateriality of Relationship
Personal Relationships
The director or an immediate family member resides within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

¡   Utility services must be provided in the ordinary course of the provider’s business and at rates or charges fixed in

     conformity with law or governmental authority, or if the

     service is unregulated, on arm’s-length terms.

The director or an immediate family member holds securities issued publicly by Spectra Energy or its subsidiaries.	¡ The director or immediate family member can receive no extra benefit not shared on a pro rata basis.

The director or an immediate family member receives pension or other forms of deferred compensation for prior service, or other compensation unrelated to director or meeting fees, from Spectra Energy or its subsidiaries.

¡ The compensation cannot be contingent in any way on continued service, and

60       SPECTRA ENERGY CORP 2014 PROXY STATEMENT

OTHER INFORMATION

Relationship	Requirements for Immateriality of Relationship

¡   The director has not been employed by Spectra Energy or any company that was a subsidiary of Spectra Energy at the time of such employment for at least three years, or the immediate family member has not been an executive officer of Spectra Energy for at least three years and any such compensation that is not pension or other forms of deferred compensation for prior service cannot exceed $10,000 per year.

A director’s immediate family member is an employee (other than an executive officer) of a company that does business with Spectra Energy or its subsidiaries, or in which Spectra Energy or its subsidiaries have an equity interest.

¡ If the immediate family member lives in the director’s home, the business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director and his or her immediate family members together own 5% or less of a company that does business with Spectra Energy or its subsidiaries, or in which Spectra Energy and its subsidiaries have an equity interest.

¡ None; relationship is considered immaterial.
Business Relationships
Payments for property or services are made between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member who is an executive officer of the associated company.

¡    Payment amounts must not exceed the greater of $1,000,000 or 2% of the associated company’s revenues in any of its last three fiscal years, and

¡    Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Indebtedness is outstanding between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member.

¡   Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three fiscal years, and

¡   Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director or immediate family member is a non-management director of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.

¡ The business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.
Charitable Relationships
Charitable donations or pledges are made by Spectra Energy or its subsidiaries to a charity associated* with the director or immediate family member.	¡ Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three fiscal years.
A charity associated* with the director or immediate family member is located within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

¡   Utility service must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

Payments for property or services are made between Spectra Energy or its subsidiaries and a charity associated* with the director or immediate family member.	¡ Relationships must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms or subject to competitive bidding.

*	An “associated” company is one (a) for which the director or immediate family member is general partner, principal or employee, or (b) of which the director and immediate family members together own more than 5%. An “associated” charity is one for which the director or immediate family member serves as an officer, director, advisory board member or trustee.

SPECTRA ENERGY CORP 2014 PROXY STATEMENT      61

Spectra Energy Our Charter Vision We are Spectra Energy, North America’s premier pipeline and midstream company. Purpose We create superior and sustainable value for our investors, customers, employees and communities by delivering natural gas, liquids and crude oil to premium markets. Scan QR codes below with your mobile device to access: Annual Meeting Voting Proxy Statement Annual Report Spectra Energy Website Sustainability Website We value: ? Stewardship – Demonstrating a commitment to environmental responsibility and vibrant communities Integrity – Ethically and honestly doing what we say we will do ? Respect for the Individual – Embracing diversity and inclusion, enhanced by openness, sharing, trust, leadership, teamwork and involvement ? Safety – Sharing a relentless commitment to a zero work-related injury and illness culture ? High Performance – Accountability, achieving superior business results and stretching our capabilities ? Win Win Relationships – Having relationships which focus on the creation of value for all parties ? Initiative – Having the courage, creativity and discipline to lead change and shape the future We know ? Supplier of choice for customers we are ? Employer of choice for individuals successful ? Advisor of choice on policy and regulation for governments and regulators when we ? are the: ? Partner of choice for communities Investment of choice for investors We value: ? Stewardship – Demonstrating a commitment to environmental responsibility and vibrant communities ? Integrity – Ethically and honestly doing what we say we will do ? Respect for the Individual – Embracing diversity and inclusion, enhanced by openness, sharing, trust, leadership, teamwork and involvement ? Safety – Sharing a relentless commitment to a zero work-related injury and illness culture ? High Performance – Accountability, achieving superior business results and stretching our capabilities ? Win Win Relationships – Having relationships which focus on the creation of value for all parties ? Initiative – Having the courage, creativity and discipline to lead change and shape the future We know ? Supplier of choice for customers we are ? Employer of choice for individuals successful ? Advisor of choice on policy and regulation for governments and regulators when we ? are the: ? Partner of choice for communities Investment of choice for investors SPECTRA ENERGY CORP 2014 PROXY STATEMENT

Spectra Energy Awards & Recognition At Spectra Energy, we pride ourselves on creating a world-class work environment and offering the most advanced, sustainable energy solutions. Here are some of our most recent awards. Fortune Magazine’s ? Annual ranking of America’s largest corporations: 2008–2013 FORTUNE 500 Corporate Responsibility Magazine’s 100 Best Corporate Citizens List ? Named to the 100 Best Corporate Citizens List: 2011–2013 ? Recognized as the best corporate citizen among utilities: 2012–2013 Ethisphere Institute’s World’s Most Ethical Companies List ? Recognized for leadership in promoting ethical business standards, exceeding legal minimums for compliance and introducing innovative ideas: 2012–2013 Dow Jones Sustainability Indexes ? Dow Jones Sustainability World Index: 2010–2013 ? Received RobecoSAM Bronze Class Sustainability Award: ? Dow Jones Sustainability North 2011–2013 America Index: 2008–2013 ? Received RobecoSAM Industry Leader and Gold Class Sustainability Awards: 2014 CDP Indexes ? CDP Global 500 Climate Disclosure Leadership Index: ? S&P 500 Climate Disclosure Index: 2008–2013 2009, 2012, 2013 ? S&P 500 Climate Performance ? CDP Global 500 Climate Performance Leadership Index: 2013 Leadership Index: 2010, 2013 STOXX® Global ESG Leaders Index ? Named to the STOXX® Global ESG Leaders Index, which assesses corporate environmental, social and governance performance: 2011–2013 NYSE Euronext Vigeo Indexes ? NYSE Euronext Vigeo World 120: 2013 ? NYSE Euronext Vigeo US 50: 2013 Newsweek’s Green Rankings ? Named to Newsweek’s list of 500 largest U.S. companies assessed in terms of environmental footprint, corporate management and transparency: 2010–2012 ? Ranked number 381 overall and number 14 in the energy sector for 2012 Civic 50 ? Named to the Civic 50, a national ranking of America’s most community- minded companies, compiled by Bloomberg News, the National Conference on Citizenship and Points of Light: 2012 Workplace Dynamics’ Top Workplaces ? Recognized as one of the top 150 workplaces in the U.S.: 2013 ? Named one of Houston’s top 150 places to work: 2010–2013 MediaCorp Canada’s Top 100 Employers ? Union Gas recognized as one of Canada’s Top 100 Employers: 2011–2014 MediaCorp Canada’s Greenest Employers ? Union Gas named as one of Canada’s Greenest Employers, an award that recognizes leading organizations for creating a culture of environmental awareness: 2012 Human Rights Campaign’s Corporate Equality Index ? Named to the Corporate Equality Index, rating American workplaces on lesbian, gay, bisexual and transgender equality: 2010–2014 Anti-Defamation League’s Community of Respect® ? Recognized by the Anti-Defamation League for corporate commitment to diversity: 2007–2013 Chief Learning Officer Magazine ? Recognized as a LearningElite organization for the excellence of learning, development and performance programs: 2011–2013

SPECTRA ENERGY CORP C/O BROADRIDGE FINANCIAL SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67868-P45737-Z62207	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPECTRA ENERGY CORP
The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors	For	Against	Abstain
Nominees:
1a. Gregory L. Ebel	☐	☐	☐
1b. Austin A. Adams	☐	☐	☐			For	Against	Abstain
1c. Joseph Alvarado	☐	☐	☐	2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY CORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.	☐	☐	☐
1d. Pamela L. Carter	☐	☐	☐
1e. Clarence P. Cazalot, Jr.	☐	☐	☐
1f. F. Anthony Comper	☐	☐	☐
1g. Peter B. Hamilton	☐	☐	☐
1h. Michael McShane	☐	☐	☐	3.	AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐
1i. Michael G. Morris	☐	☐	☐
1j. Michael E. J. Phelps	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposals:

				4.	SHAREHOLDER PROPOSAL CONCERNING DISCLOSURE OF POLITICAL CONTRIBUTIONS.	☐	☐	☐
				5.	SHAREHOLDER PROPOSAL CONCERNING METHANE EMISSIONS TARGET.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Annual Report to Shareholders are available at www.proxyvote.com.

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M67869-P45737-Z62207

SPECTRA ENERGY CORP Annual Meeting of Shareholders April 15, 2014 10:00 AM CT This proxy is solicited by the Board of Directors

The undersigned hereby appoints Reginald D. Hedgebeth, J. Patrick Reddy and Patrica M. Rice, or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of Spectra Energy Corp to be held on Tuesday, April 15, 2014, at 10:00 a.m., Central Time, at the Company’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, or any postponement or adjournment thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendations.

Continued and to be signed on reverse side